UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934 (Amendment No.      )

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XPERI HOLDING CORPORATION

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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Notice of Annual Meeting

of Stockholders

Friday, May 14, 2021

9:00 a.m., Pacific Time

TIME: 9:00 a.m. (Pacific Time) on Friday, May 14, 2021. Online check-in will begin at 8:45 a.m. (Pacific Time) and you should allow ample time for the check-in procedures.

PLACE: Due to the public health concerns regarding the COVID-19 pandemic, the 2021 annual meeting will be held virtually via live audio-only webcast at www.virtualshareholdermeeting.com/XPER2021. The 2021 annual meeting will be held online only and you will not be able to attend the meeting in person. You will be able to vote your shares electronically and submit questions online during the meeting by logging in to the website listed above using the 16-digit control number included in your proxy card.

ADMISSION: To attend the meeting, you will need the 16-digit control number included in your proxy card.

ITEMS OF BUSINESS:

1.	To elect seven (7) members of the Board of Directors to hold office until the next annual meeting or until their successors are duly elected and qualified;
2.	To hold an advisory vote to approve the compensation of our named executive officers as described in the proxy statement;
3.	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its year ending December 31, 2021; and
4.	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

These items of business are more fully described in the proxy statement accompanying this notice. The Board of Directors has fixed the close of business on March 17, 2021 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting of Stockholders, or at any adjournments of the Annual Meeting of Stockholders.

We are pleased to be furnishing proxy materials to stockholders primarily over the Internet. We believe that this process expedites stockholders’ receipt of proxy materials and lowers the costs of printing and distributing our annual meeting materials. On or about March 31, 2021, a Notice of Internet Availability of Proxy Materials was mailed to our stockholders containing instructions on how to access our 2021 Proxy Statement and 2020 Annual Report on Form 10-K, and how to vote online. The Notice also included instructions on how you can receive a copy of your annual meeting materials, including the notice of annual meeting, proxy statement, and proxy card by mail, via e-mail or by downloading them online. If you choose to receive your annual meeting materials by mail, the notice of annual meeting, proxy statement from the Board of Directors, proxy card and annual report will be enclosed. If you choose to receive your annual meeting materials via e-mail, the e-mail will contain voting instructions and links to the annual report and the proxy statement on the Internet, both of which are available at http://www.proxyvote.com and on our website at http://investor.xperi.com/. If you access http://www.proxyvote.com using the instructions on the Notice, you will also be given the option to elect to receive future proxy materials by e-mail or in printed form by mail. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to the annual meeting materials and a link to the proxy voting site. Your election to receive future proxy materials by e-mail or in printed form by mail will remain in effect until you terminate such election.

In order to ensure your representation at the Annual Meeting of Stockholders, you are requested to submit your proxy over the Internet, by telephone or by mail.

All stockholders are cordially invited to attend the Annual Meeting of Stockholders.

By Order of the Board of Directors

Xperi Holding Corporation

/s/ Paul E. Davis

PAUL E. DAVIS

Secretary

San Jose, California

March 31, 2021

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Xperi Holding Corporation

3025 Orchard Parkway

San Jose, CA 95134

PROXY STATEMENT FOR THE ANNUAL MEETING

OF STOCKHOLDERS

TO BE HELD ON MAY 14, 2021

This proxy statement is furnished in connection with the solicitation of proxies for use prior to or at the 2021 Annual Meeting of Stockholders (the “Annual Meeting”) of Xperi Holding Corporation (together with its subsidiaries, herein referred to as the “Company” or “Xperi”), a Delaware corporation, to be held at 9:00 a.m. Pacific Time on Friday, May 14, 2021 and at any adjournments or postponements thereof for the following purposes:

•	To elect seven (7) members of the Board of Directors to hold office until the next annual meeting or until their successors are duly elected and qualified;
•	To hold an advisory vote to approve the compensation of our named executive officers as described in the proxy statement;
•	To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its year ending December 31, 2021; and
•	To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

We made this proxy statement and accompanying form of proxy available to stockholders beginning on March 31, 2021.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting to be Held on

May 14, 2021:

This proxy statement, form of proxy and the Company’s 2020 Annual Report on Form 10-K are available electronically at http://www.proxyvote.com and on our website at http://investor.xperi.com.

PROXY SUMMARY

This summary highlights information contained elsewhere in this Proxy Statement. This summary does not contain all of the information that you should consider, and you should read the entire Proxy Statement carefully before voting. Page references are supplied to help you find further information in this Proxy Statement.

References to “Xperi,” “we,” “us” and “our” refer to Xperi Holding Corporation and its consolidated subsidiaries. References to “GAAP” refer to generally accepted accounting principles in the United States of America. References to “TiVo” refers to “TiVo Corporation” unless the context otherwise indicates. References to “RSUs” refer to time-based vesting restricted stock units. References to “Performance-based PSUs” refer to company-designated performance-based vesting restricted stock units.

XPERI - Proxy Statement	5

Business Highlights

2020 was a transformative year for Xperi. We closed our merger with TiVo Corporation, made significant progress on integration, and were able to achieve 90 percent of the $50 million target in run rate synergies from the combination. Importantly, as of the first quarter of 2021, we have reached the $50 million run rate synergy target we set for the transaction, nine months ahead of schedule.

Despite operating in a global pandemic, in the second half of 2020 we delivered revenue of $637 million, and generated $360 million in operating cash flow. On the capital allocation front, we paid down $176 million of the debt issued in connection with the merger, bringing our debt balance to $874 million. Since the closing of the merger, we repurchased $70 million of our stock at an average price of $14.25 per share and we paid out $10.7 million in cash dividends to our stockholders.

We executed on several important strategic initiatives throughout the year:

•	In our IP licensing business, we successfully closed transformational deals that underscore the foundational nature of our innovations and their long-term value in multiple licensing markets.
o

On the Media side of our IP business, we successfully entered into a long-term agreement with Comcast that extends into 2031, illustrating the continued relevance and value of our media IP portfolio well into the future.

o

On the Semiconductor side of our IP business, we entered into an important patent license and technology transfer agreement with SK hynix, reinforcing our leading IP position in hybrid bonding as that market continues to develop.

•

In our product business, despite COVID-related headwinds, we executed our plan to deliver a range of new products during the year, including the TiVo Stream 4K, DTS AutoStage, our connected radio solution, and DTS AutoSense, our in-cabin monitoring solution.

•	In addition, we observed strong industry interest in our new Perceive Ergo chip for edge-based AI applications.

2020 was a year like no other, and our employees came together seamlessly to deliver on our mission to provide extraordinary experiences in the home, on-the-go and in the car. And, while we were impacted by the pandemic in some areas of our business, we finished the year with strong results and key strategic accomplishments.

Governance Highlights

We are committed to high standards of corporate governance. The Company’s corporate governance program features the following:

•	a strong independent chairman of the Board;
•	all of our directors, other than our CEO, are independent;
•	majority voting for election of directors in uncontested elections;
•

a diverse Board with broad industry experience, backgrounds, and technical and financial expertise, and includes two female board members and one board member who identifies with an underrepresented community;

•	we have no stockholder rights plan in place;
•	regularly updated charters for each of the Board’s committees, which clearly establish the roles and responsibilities of each such committee;
•	regular executive sessions among our non-employee and independent directors;
•	a Board that enjoys unrestricted access to the Company’s management, employees and professional advisers;
•

each director nominee attended at least 75% of the aggregate of the total number of Board meetings and total number of meetings of Board committees on which such director served during the time such director served on the Board or committees;

•	a clear Code of Business Conduct and Ethics that is reviewed regularly for best practices;
•	a clear set of Corporate Governance Guidelines that is reviewed regularly for best practices;
•

a clawback policy that provides that our Compensation Committee or Board of Directors may require the forfeiture, recovery or reimbursement of incentive compensation from an executive officer in the event of

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restatement of the Company’s financial results due to its material noncompliance with any financial reporting requirement under United States securities laws;
•	policy prohibiting hedging, pledging or shorting of company stock by all employees and directors;
•	including service on legacy Xperi Corporation and legacy TiVo Corporation boards, the longest tenure of any director is eight years and an average tenure of approximately five years;
•	the Compensation Committee’s engagement of an independent compensation consultant;
•	minimum stock ownership requirement to ensure that our directors and executives remain aligned with the interests of the Company and its stockholders; and
•	a Board that is up for election annually and has been since the Company’s initial public offering in 2003.

Environmental, Social, and Governance (ESG) Highlights

We remain focused on responsible business conduct related to our environmental and social impact, and the manner in which we manage our business. To further understand our environmental and social impact and formalize our commitment to sustainability, we recently engaged an independent consultant to conduct our inaugural materiality assessment. The outcomes of this assessment will determine the ESG issues that matter most to our business and our stakeholders (including our shareholders, employees, customers, and partners) and inform our future direction, priorities, and reporting. Our materiality assessment is expected to be completed by June 2021.

Workforce & Board Diversity

We have demonstrated support and commitment to developing a culture of non-discrimination and embracing diversity and inclusion throughout our workforce. Our current employee resource groups represent the LGBTQ+ community, the Black community, women, and veterans. We also have formed a Diversity and Inclusion council comprised of all levels of employees and senior executives. The purpose of the council is, among other things, to identify and address issues of diversity and inclusion across recruitment, retention, and promotion through multiple and unique perspectives from a diverse group of our employees. In June 2020, we joined the business coalition in support of the Equality Act, a measure that supports federal legislation that would provide the same basic protections to LGBTQ+ people as are provided to other protected groups under federal law. Additionally, we comply fully with California’s board diversity legislation that requires a minimum number of female directors and directors from underrepresented communities.

XPERI - Proxy Statement	7

Board Nominees

		Director	Experience/	Independent		Committee	Other Company
Name	Age	Since	Qualification	Yes	No	Memberships	Boards
Darcy Antonellis	58	2020	• Public and private company executive • Extensive experience in content services, media and entertainment industry			• Nominating and Governance Committee Chair	• Cinemark Holdings, Inc.
Laura J. Durr	60	2020	• Public company CFO experience • Extensive accounting and finance expertise • Financial and operational leadership experience in leading Silicon Valley technology companies			• Audit Committee Chair • Nominating and Governance Committee	• Netgear, Inc. • Owlet Baby Care (private)
David C. Habiger	52	2020	• CEO experience • Extensive experience in digital media and entertainment • Director of the Federal Reserve Bank of Chicago			• Board Chair • Compensation Committee • Nominating and Governance Committee	• Echo Global Logistics, Inc • Grubhub, Inc.* • Stamps.com • JD Power (private) • Noble Rock Acquisition Corporation
Jon Kirchner	53	2020	• Public Company CEO • Extensive experience in digital media and entertainment			None	• Free Stream Media Corp (Samba TV) (private)
Daniel Moloney	61	2020	• Extensive executive management, leadership and technological expertise and experience • Extensive experience in telecommunications, technology and technology-enabled business service			• Audit Committee • Compensation Committee	• Plantronics, Inc. (dba Poly) • Digital River (private) • Stratus (private)
Raghavendra Rau	71	2020	• Extensive executive management, marketing, business development and strategy experience • Extensive experience in digital video, content and technology industries			• Nominating and Governance Committee	• Quantum Corporation
Christopher A. Seams	58	2020	• Public Company Executive • Extensive experience in semiconductor industry • Member of IEEE			• Compensation Committee Chair • Audit Committee	• ONTO Innovation Inc.

*On June 10, 2020, Grubhub, Inc. (“Grubhub”) announced that it entered into a merger agreement with Just Eat Takeaway.com in which Grubhub would be acquired by Just Eat Takeaway. The merger is anticipated to close in the first half of 2021, and Mr. Habiger will no longer serve on the Board of Directors of Grubhub or the combined company following the closing of the merger.

Darcy Antonellis has served on the Board since June 2020 following the merger between Xperi Corporation and TiVo. Ms. Antonellis is Division President of Amdocs Media, a division of Amdocs (NASDAQ: DOX). Previously she was Chief Executive Officer of Vubiquity Inc. until it was acquired by Amdocs in 2018. From June 1998 until December 2013, she held numerous positions at Warner Bros. Entertainment Inc., a Time Warner company, including President, Technical Operations and Chief Technology Officer.

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Laura J. Durr has served on the Board since June 2020 following the merger between Xperi Corporation and TiVo. Prior to that she served as a member of the Board of Directors of TiVo Corporation beginning in April 2019. Ms. Durr served as the Executive Vice President and Chief Financial Officer of Polycom, Inc. from May 2014 until its acquisition by Plantronics Inc. in July 2018. Prior to joining Polycom, Ms. Durr held executive positions in finance and administration at Lucent Technologies and International Network Services and also spent six years at Price Waterhouse LLP.

David C. Habiger has served on the Board and as Chairman of the Board since June 2020 following the merger between Xperi Corporation and TiVo. Mr. Habiger currently serves as the Chief Executive Officer of JD Power, a privately held company. Mr. Habiger served as the interim CEO at Textura Corporation, a software company focused on construction management, from May 2015 until its sale to Oracle Corporation in June 2016. He currently is a member of the Board of Directors of the Federal Reserve Bank of Chicago.

Jon Kirchner has served on the Board and as Chief Executive Officer since June 2020 following the merger between Xperi Corporation and TiVo. Previously he was CEO of Xperi Corporation beginning in June 2017. Prior to that Mr. Kirchner was President of Xperi Corporation following the completion of the acquisition of DTS in December 2016. Mr. Kirchner served as DTS’s Chairman of the board of directors and Chief Executive Officer from 2010 to December 2016 and had been a member of DTS’s board of directors from 2002 to December 2016. He served as DTS’s Chief Executive Officer from 2001 to 2010 and served in a number of senior leadership roles at DTS from 1993 to 2001. Prior to joining DTS, Mr. Kirchner worked for the consulting and audit groups at Price Waterhouse LLP (now PricewaterhouseCoopers LLP).

Daniel Moloney has served on the Board since June 2020 following the merger between Xperi Corporation and TiVo. Prior to that he served as a member of the Board of Directors of TiVo beginning in September 2013. Mr. Moloney has been an Executive Partner at Siris Capital, LLC, a leading private equity firm in the technology and telecommunications industries, since 2013. Prior to this, he served as the President of Motorola Mobility, Inc., a leading provider of innovative technologies, products and services for the mobile and cable/wireline industries. Prior to Motorola Mobility being spun out of Motorola in early 2011, he served as the President of the Home & Networks Mobility business within Motorola and from 2002 - 2006, he led the Connected Home business for Motorola. He joined Motorola as part of their acquisition of General Instrument in 2000, where he served in various leadership roles.

Raghavendra Rau has served on the Board since June 2020 following the merger between Xperi Corporation and TiVo. Prior to that Mr. Rau served as a member of the Board of Directors of TiVo beginning in May 2015 and served as Vice Chairman beginning in June 2019. He served as the interim President and Chief Executive Officer of TiVo from July 2018 to May 2019. Mr. Rau also served as Chief Executive Officer of SeaChange International Inc., a video software technology company, from November 2011 to October 2014. Previously, Mr. Rau held a number of senior leadership positions with Motorola Inc. from 1992 to 2008, including Senior Vice President of Strategy and Business Development of the Networks & Enterprise business, Senior Vice President of the Mobile TV Solutions business, and Corporate Vice President of Marketing and Professional Services.

Christopher A. Seams has served on the Board since June 2020 following the merger between Xperi Corporation and TiVo. From 2013 to 2016, Mr. Seams was the Chief Executive Officer of Deca Technologies. Prior to Deca Technologies, Mr. Seams served as executive vice president of sales and marketing at Cypress Semiconductor and held various technical and operational management positions in manufacturing, development, and operations. Prior to joining Cypress in 1990, he worked in process development for Advanced Micro Devices and Philips Research Laboratories. Mr. Seams is a senior member of the Institute of Electrical and Electronics Engineers (“IEEE”), a member of NACD and ACCD.

Executive Compensation

Philosophy

The executive compensation program emphasizes performance-based compensation and the amount of compensation paid to our executives varies significantly based on overall strategic and financial performance. The primary objective of our executive compensation program is to build long-term stockholder value. Our approach to short-term compensation is to pay for current results and strategic actions taken that are expected to translate into improved future financial performance. Combined with our emphasis on long-term equity compensation, we believe this approach appropriately motivates, rewards and retains our executives, while providing strong alignment with our shareholders. We hold our executives to stringent performance standards and, as a result, our executive compensation

XPERI - Proxy Statement	9

plans are designed to pay competitively if strategic and financial performance objectives are met and less so if targeted performance levels are not achieved.

The Compensation Committee has adopted the following practices related to executive compensation:

Compensation Practices

•	Clawback policy
•	Minimum stock ownership guidelines
•	No single-trigger change in control agreements
•	No guaranteed bonuses under our annual bonus plan and extremely limited perquisites
•	Prohibition on hedging and pledging shares
•	No stock option exchanges or repricing without stockholder approval

A more detailed discussion of our executive compensation program and practices is set forth under the heading “Executive Compensation and Related Information” section below.

Auditors

The Audit Committee appointed PricewaterhouseCoopers LLP as independent registered public accounting firm for the Company and its subsidiaries for the fiscal year ending December 31, 2021. We are asking our stockholders to ratify this appointment.

Voting Matters	Board Vote Recommendation	Page Reference (for more detail)
Proposal 1 – Election of Directors	FOR	15
Proposal 2 – Advisory Vote to Approve Executive Compensation	FOR	65
Proposal 3 – Ratification of Independent Registered Public Accounting Firm	FOR	66

10	XPERI - Proxy Statement

About the Meeting

What is the Purpose of the Annual Meeting?

At the Annual Meeting, stockholders will vote on: (1) the election of seven (7) directors; (2) the compensation of our named executive officers, on an advisory (non–binding) basis; (3) the ratification of PricewaterhouseCoopers LLP to serve as the Company’s independent registered public accounting firm for the fiscal year 2021; and (4) any other business that may properly come before the meeting.

Who is Entitled to Vote?

Only holders of record of our common stock as of the close of business on March 17, 2021 are entitled to receive notice of, and to vote at, the Annual Meeting. The outstanding common stock constitutes the only class of our securities entitled to vote at the Annual Meeting, and each holder of common stock shall be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting. At the close of business on March 17, 2021, there were 105,214,170 shares of common stock issued and outstanding, which were held by approximately 384 holders of record.

What are the Board of Directors’ Recommendations on the Proposals?

The Board’s recommendation is set forth together with the description of each proposal in this Proxy Statement. In summary, the Board unanimously recommends a vote FOR the nominees for director, FOR advisory approval of the compensation of our named executive officers, and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as independent registered public accounting firm of the Company.

How do I attend the Annual Meeting?

The Annual Meeting will be held entirely online due to the public health concerns arising from the COVID-19 pandemic. You will not be able to attend the Annual Meeting in person. The Annual Meeting will be held virtually on May 14, 2021 at 9:00 a.m. Pacific Time via live audio-only webcast at www.virtualshareholdermeeting.com/XPER2021. To attend the meeting as a stockholder, you will need the 16-digit control number included in your proxy card. Online check-in will begin at 8:45 a.m. Pacific Time and you should allow ample time for the check-in procedures. The virtual meeting has been designed to provide the same rights to participate as the stockholder would have at an in-person meeting. Information on how to vote by Internet before and during the Annual Meeting is discussed below.

How do I Vote My Shares at the Annual Meeting?

All stockholders are invited to attend the Annual Meeting virtually via live audio-only webcast. To vote through the Internet during the Annual Meeting, please visit www.virtualshareholdermeeting.com/XPER2021 on May 14, 2021 at 9:00 a.m. Pacific Time and have available the 16-digit control number included in your proxy card. If you vote by proxy and also virtually attend the Annual Meeting, you do not need to vote again at the Annual Meeting unless you wish to change your vote. Even if you plan to virtually attend the Annual Meeting, we strongly urge you to vote in advance by proxy by signing and dating the enclosed proxy card and returning it in the postage-paid envelope provided or by voting via the Internet or by telephone before the Annual Meeting by following the instructions provided on the enclosed proxy card and below.

Stockholders whose shares are registered in their own names may vote by proxy by mail, over the Internet or by telephone. Instructions for voting by proxy over the Internet or by mail are set forth on the Notice of Internet

XPERI - Proxy Statement	11

Availability of Proxy Materials mailed to you, or on the proxy card mailed to you if you chose to receive materials by mail. Instructions for voting by proxy by telephone are available on the Internet site identified on the Notice of Internet Availability of Proxy Materials or on the proxy card mailed to you if you chose to receive materials by mail. The Internet and telephone voting facilities will close at 11:59 pm Eastern Daylight Time on May 13, 2021. If you access http://www.proxyvote.com using the instructions on the Notice, you will also be given the option to elect to receive future proxy materials by e-mail or in printed form by mail. If you choose to receive future proxy materials by e-mail, you will receive an e-mail next year with instructions containing a link to the proxy materials and a link to the proxy voting site. Your election to receive future proxy materials by e-mail or in printed form by mail will remain in effect until you terminate such election.

If you sign and return a proxy card by mail but do not give voting instructions, your shares will be voted (1) FOR ALL of the seven (7) nominees named in Proposal No. 1 in this proxy statement; (2) FOR the approval of compensation of our named executive officers (NEOs) as disclosed in this proxy statement; (3) FOR the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm for the Company for the year ending December 31, 2021; and (4) as the proxy holders deem advisable, in their discretion, on other matters that may properly come before the Annual Meeting.

If your shares are held in street name, the voting instruction form sent to you by your broker, bank or other nominee should indicate whether the institution has a process for beneficial holders to provide voting instructions over the Internet or by telephone. A number of banks and brokerage firms participate in a program that permits stockholders whose shares are held in street name to direct their vote over the Internet or by telephone. If your bank or brokerage firm gives you this opportunity, the voting instructions from the bank or brokerage firm that accompany this proxy statement will tell you how to use the Internet or telephone to direct the vote of shares held in your account. If your voting instruction form does not include Internet or telephone information, please complete and return the voting instruction form in the self-addressed, postage-paid envelope provided by your broker. Stockholders who vote by proxy over the Internet or by telephone need not return a proxy card or voting instruction form by mail, but may incur costs, such as usage charges, from telephone companies or Internet service providers.

Can I Change My Vote After I Return My Proxy Card?

Yes, any proxy may be revoked at any time before it is exercised by filing with the Company’s Secretary an instrument revoking it or by submitting prior to the time of the annual meeting a duly executed proxy bearing a later date. Stockholders who have voted by proxy over the Internet or by telephone or have executed and returned a proxy and who then attend the Annual Meeting virtually and desire to vote at the Annual Meeting are requested to so notify the Secretary in writing prior to the time of the annual meeting. Attending the meeting will not revoke your proxy unless you specifically request it.  We request that all such written notices of revocation to the Company be addressed to Paul E. Davis, Secretary, Xperi Holding Corporation, at the address of our principal executive offices at 3025 Orchard Parkway, San Jose, California 95134. Our telephone number is (408) 321-6000. Stockholders may also revoke their proxy by entering a new vote over the Internet or by telephone.

What Does it Mean if I Get More than One Proxy Card?

If your shares are registered differently or are in more than one account, you may receive more than one proxy card. Sign and return all proxy cards to ensure that all of your shares are voted.

What does “Householding” mean and How Does it Affect Me?

We have adopted a procedure approved by the SEC known as “householding.” This procedure allows multiple stockholders residing at the same address the convenience of receiving a single copy of our Annual Report on Form 10-K and proxy statement, if they have elected to receive proxy materials by mail. This allows us to save money by reducing the number of documents we must print and mail, and helps protect the environment as well. Householding is available to both registered stockholders (i.e., those stockholders with certificates registered in their name) and street name holders (i.e., those stockholders who hold their shares through a brokerage).

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If you are a registered stockholder that has requested to receive proxy materials by mail and you have consented to our mailing of proxy materials and other stockholder information only to one account in your household, as identified by you, we will deliver or mail a single copy of our Annual Report on Form 10-K and proxy statement for all registered stockholders residing at the same address. Your consent will be perpetual unless you revoke it, which you may do at any time by contacting the Householding Department of Broadridge Financial Solutions, Inc., at 51 Mercedes Way, Edgewood, NY 11717, or by calling 1-800-542-1061. If you revoke your consent, we will begin sending you individual copies of future mailings of these documents within 30 days after we receive your revocation notice. If you received a householded mailing this year, and you would like to receive additional copies of our Annual Report on Form 10-K and proxy statement mailed to you, please call Investor Relations at (408) 321-6000, send an e-mail request to investor@xperi.com, or write to c/o Investor Relations, Xperi Holding Corporation, 3025 Orchard Parkway, San Jose, CA 95134 and we will promptly deliver the requested copy.

Registered stockholders that have requested to receive proxy materials by mail and have not consented to householding will continue to receive copies of our Annual Reports on Form 10-K and our proxy statements for each registered stockholder residing at the same address. As a registered stockholder, you may elect to participate in householding and receive only a single copy of the Annual Reports on Form 10-K and proxy statements for all registered stockholders residing at the same address by contacting Broadridge as outlined above.

Stockholders who hold their shares through a brokerage may elect to participate in householding or revoke their consent to participate in householding by contacting their respective brokers.

What is a Quorum?

A quorum of stockholders is necessary to take action at the Annual Meeting. Stockholders representing a majority of the outstanding shares of our common stock present in person or represented by proxy will constitute a quorum. We will appoint an election inspector for the meeting to determine whether or not a quorum is present and to tabulate votes cast by proxy or in person at the Annual Meeting.

What Vote is Required to Approve Each Proposal?

Proposal 1—Election of Directors

The Company has adopted a majority vote standard for non-contested director elections and a plurality vote standard for contested director elections. The voting standard is discussed further under the section entitled “Proposal No. 1—Election of Directors—Required Vote and Board of Directors Recommendation.”

Proposal 2—Advisory Vote to Approve Executive Compensation

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal is required to approve the non-binding advisory executive compensation proposal. Abstentions have the same effect as negative votes on this proposal. Broker non-votes will not be counted for any purpose in determining whether this proposal has been approved.

Proposal 3—Ratification of Independent Registered Public Accounting Firm

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal is required to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm. Abstentions have the same effect as negative votes on this proposal. As discussed below, we do not expect to have any broker non-vote for this proposal because Proposal 3 is considered a “routine” matter.

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What are Broker Non-Votes?

If your shares are held by a broker, bank or other stockholder of record, in nominee name or otherwise (typically referred to as being held in “street name”) and you do not instruct your broker how to vote your shares, your broker will not have discretion to vote your shares on any of the non-routine matters. A broker non-vote occurs when a broker, bank or other stockholder of record, exercising its fiduciary powers submits a proxy for the Annual Meeting but does not vote on a particular proposal because such holder does not have discretionary voting authority with respect to that proposal and has not received voting instructions from the beneficial owner. Under the rules that govern brokers, brokers have the discretion to vote on routine matters, but not on non-routine matters. At the Annual Meeting, Proposal 1 (Election of Director) and Proposal 2 (Executive Compensation) are considered non-routine matters, therefore broker do not have the discretion to vote and broker non-votes may occur. Proposal 3, the ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm, is treated as a routine matter, therefore we do not expect any broker non-votes for Proposal 3.

Broker non-votes will be counted as shares present for the purpose of determining the presence of a quorum. We encourage you to provide instructions to your broker regarding the voting of your shares.

What Happens if I Abstain?

Proxies marked “abstain” will be counted as shares present for the purpose of determining the presence of a quorum, but for purposes of determining the outcome of a proposal, they will be treated as a “no” or “none” vote depending upon the matter to be voted upon – please see “What vote is required to approve each proposal?” above for the specific result of an abstention vote.

How Will Xperi Solicit Proxies?

We have retained Broadridge to assist in the distribution of proxy materials. The costs and expenses of preparing and mailing proxy solicitation materials for the Annual Meeting and other costs of the proxy solicitation will be borne by us. Certain of our officers, employees and third parties may solicit the submission of proxies authorizing the voting of shares in accordance with the Board of Directors’ recommendations. Such solicitations may be made by telephone, facsimile transmission or personal solicitation. No additional compensation will be paid to officers, directors or regular employees for such services. We may pay fees to third party solicitors. We will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in sending proxy material to stockholders.

14	XPERI - Proxy Statement

Proposal 1—Election of Directors

The Board of Directors has nominated the seven (7) individuals identified under “Director Nominees” below for election as directors, all of whom are currently directors of the Company. Each of the nominees has agreed to be named in this proxy statement and to serve as a director if elected. Our Board of Directors is currently comprised of seven (7) members. Directors are elected at each annual meeting and hold office until their successors are duly elected and qualified at the next annual meeting. In the absence of instructions to the contrary, the persons named as proxy holders in the accompanying proxy intend to vote in favor of the election of the seven (7) nominees designated below to serve until the 2022 Annual Meeting of Stockholders and until their respective successors shall have been duly elected and qualified.

Darcy Antonellis Director Since 2020 Age 58

Skills and Qualifications:

•	Public and Private Company executive
•	Extensive experience in content services, media and entertainment industry
•	Extensive operations and engineering experience
•	BSEET from Temple University
•	SMPTE Fellow
•	Three time Emmy recipient within Technical Production and Engineering
•	M.B.A. from Fordham University

Current Directorships:

•	Cinemark Holdings, Inc.

Past Directorships:

•	Xperi Corporation
•	Vubiquity, Inc.
•	KidSave, a non-profit organization

Current Xperi Committee Assignments:

•	Nominating and Governance Committee Chair

Darcy Antonellis has served as director at Xperi Holding Corporation since June 2020. Prior to that she served as a director at Xperi Corporation beginning in December 2018. Ms. Antonellis is Division President of Amdocs Media, a division of Amdocs (NASDAQ: DOX) since February 2018, and Chief Executive Officer of Vubiquity Inc. (acquired by Amdocs in 2018), a global media and entertainment distribution technology and services provider. Prior to joining Vubiquity in 2014, Ms. Antonellis held numerous positions at Warner Bros., including President, Technical Operations and Chief Technology Officer. Ms. Antonellis also serves as an Independent Director for Cinemark Holdings Inc. since July 2015. She served as a member of the WTA Global Advisory Council to provide media and technology insights to benefit women’s professional tennis, a voting member of the Academy of Motion Picture Arts and Sciences, a SMPTE Fellow and has been issued a number of patents in the areas of digital distribution and audio/visual processing technologies. She is the recipient of two Emmy's for Technical Production for CBS' Winter Olympics coverage and one Technical Emmy leading the Technical Operations Division of Warner Bros. and its development of a digital processing and distribution automation platform. Ms. Antonellis received a B.S. in electrical

XPERI - Proxy Statement	15

engineering from Temple University and an M.B.A. from Fordham University. The Board believes Ms. Antonellis brings her extensive expertise in executive management, operations and engineering and her in-depth understanding of content services, media and entertainment industry to her role as a member of the Board.

Laura J. Durr Director Since 2020 Age 60

Skills and Qualifications:

•	Public company CFO experience
•	Extensive accounting and financial expertise
•	Financial leadership and executive operational experience
•	Experience in leading and advising Silicon Valley technology companies
•	B.S. in Accounting from San Jose State University

Current Directorships:

•	Netgear, Inc.
•	Owlet Baby Care (private)

Past Directorships:

•	TiVo Corporation

Current Xperi Committee Assignments:

•	Audit Committee Chair
•	Nominating and Governance Committee Member

Laura J. Durr has served as director at Xperi Holding Corporation since June 2020. Prior to that she served as a member of the Board of Directors of TiVo Corporation beginning in April 2019. Ms. Durr served as the Executive Vice President and Chief Financial Officer of Polycom, Inc. from May 2014 until its acquisition by Plantronics Inc. in July 2018. Prior to becoming Chief Financial Officer, Ms. Durr held various finance leadership roles at Polycom between 2004 and 2014, including Senior Vice President-Worldwide Finance, Chief Accounting Officer and Worldwide Controller. Prior to joining Polycom, Ms. Durr held executive positions in finance and administration at Lucent Technologies and International Network Services and also spent six years at Price Waterhouse LLP. Ms. Durr currently serves on the board of directors of Netgear, Inc., a global networking company that delivers innovative products and services to consumers, businesses and service providers. Ms. Durr was a certified public accountant and holds a B.S. in Accounting from San Jose State University. The Board believes that Ms. Durr brings her valuable operational and strategic experience and insight, given her background in finance and strategy for leading Silicon Valley technology companies, to her role as a member of the Board.

16	XPERI - Proxy Statement

David C. Habiger Director and Chairman Since 2020 Age 52

Skills and Qualifications:

•	CEO Experience
•	Extensive experience in digital media and entertainment
•	Recipient of Ernst & Young Entrepreneur of the Year Award
•	Chosen as one of the Digital Power 50 by the Hollywood Reporter
•	Selected as one of Corporate Leader Magazine’s 40 under 40 Business Leaders
•	Serving as a director on the Chicago Federal Reserve Board
•	M.B.A. from the University of Chicago

Current Directorships:

•	Echo Global Logistics, Inc.
•	GrubHub, Inc.**
•	Stamps.com Inc.
•	JD Power (private)
•	Noble Rock Acquisition Corporation

Past Directorships:

•	Immersion Corporation
•	Enova International, Inc
•	RealD Inc.
•	Textura Corporation
•	DTS
•	Sonic Solutions
•	Control 4 Corporation
•	Xperi Corporation
•	Pritzker Group Venture Partner
•	Silver Lake Partners

Current Xperi Committee Assignments:

•	Chair of the Board
•	Compensation Committee Member
•	Nominating and Governance Committee Member

**On June 10, 2020, Grubhub announced that it entered into a merger agreement with Just Eat Takeaway.com in which Grubhub would be acquired by Just Eat Takeaway. The merger is anticipated to close in the first half of 2021, and Mr. Habiger will no longer serve on the Board of Directors of Grubhub or the combined company following closing of the merger.

Dave Habiger has served as chairman of the board at Xperi Holding Corporation since June 2020. Prior to that he served as a director at Xperi Corporation beginning in December 2016. Prior to that he served on the DTS board as Chair of the Compensation Committee and a member of the Audit Committee. He is currently serving as CEO at JD Power. Previously, Mr. Habiger was the CEO of Textura Corporation prior to its sale to Oracle. He also held the CEO position at NDS Group Ltd. prior to its sale to Cisco Systems, and was president and CEO at Sonic Solutions prior to its sale to Rovi. He demonstrated his skill in leading companies through all stages of development by guiding Sonic through an IPO and to its position as a leading cloud-based provider of premium movies and TV shows. Mr. Habiger serves on a variety of public and private boards and is a member of the Society of Motion Picture and Television Engineers. Mr. Habiger is also a director on the Chicago Federal Reserve Board. He serves on the SABOR (Systems Activities, Bank Operations, and Risk) and the Governance & HR Committees for the Federal Reserve. He is also a member of the board of trustees at Rush University Medical Center. Mr. Habiger received a BBA degree from St.

XPERI - Proxy Statement	17

Norbert College and an MBA from the University of Chicago. The Board believes that Mr. Habiger brings extensive experience in the digital media and entertainment industries, his in-depth knowledge and understanding of the consumer electronics industry, and his expertise in executive management to his role as Chairman of the Board.

Jon Kirchner Director Since 2020 Age 53

Skills and Qualifications:

•	Public Company CEO
•	Extensive experience in digital media and entertainment industry
•	Recipient of Ernst & Young Technology Entrepreneur of the Year Award
•	Recipient of Digital 25: Leaders in Emerging Entertainment Award from Producers Guild of America
•	B.A. in Economics from Claremont McKenna College

Current Directorships:

•	Free Stream Media Corporation (Samba TV) (private)

Past Directorships:

•	DTS
•	Xperi Corporation

Jon Kirchner has served as director at Xperi Holding Corporation since June 2020. Previously he was CEO of Xperi Corporation beginning in June 2017. Prior to that Mr. Kirchner was President of Xperi Corporation following the completion of the acquisition of DTS in December 2016. At DTS he was appointed Chairman of the Board of Directors in 2010 and served as the company's Chief Executive Officer beginning 2001. Prior to his tenure of Chief Executive Officer, Mr. Kirchner served in a number of senior leadership roles at DTS from 1993 to 2001, including President, Chief Operating Officer and Chief Financial Officer. Mr. Kirchner led DTS through a period of significant success, growing it from a small startup, to a global industry leader generating over $190 million in licensing revenue. Prior to joining DTS he worked for the consulting and audit groups at Price Waterhouse LLP (now PricewaterhouseCoopers LLP). During his tenure at Price Waterhouse LLP, he advised clients on a range of strategy, finance, operations and valuation issues. In 2012, Mr. Kirchner received the Ernst & Young Technology Entrepreneur of the Year Award for Greater Los Angeles and in 2011, he was honored by the Producers Guild of America, receiving the “Digital 25: Leaders in Emerging Entertainment” award for being among the visionaries that have made significant contributions to the advancement of digital entertainment and storytelling. Since June of 2012, Mr. Kirchner has served on the Board of Directors of Free Stream Media Corporation (Samba TV), a leader in developing cross platform TV experiences for consumers and advertisers. Mr. Kirchner is a Certified Public Accountant and received a B.A. in Economics, cum laude, from Claremont McKenna College. The Board believes that Mr. Kirchner brings his experience in the senior management of public companies, including service as chairman, president, Chief Executive Officer, Chief Operating Officer and Chief Financial Officer, his extensive experience in the digital media and entertainment industries, as well as his knowledge of the Company as its Chief Executive Officer, to his role as a member of the Board.

18	XPERI - Proxy Statement

Daniel Moloney Director Since 2020 Age 61

Skills and Qualifications:

•	Public and Private Company Executive
•	Extensive experience in telecommunications, technology and technology-enabled business service industries
•	B.S. in electrical engineering from the University of Michigan
•	M.B.A. from the University of Chicago

Current Directorships:

•	Plantronics, Inc. (dba Poly)
•	Digital River (private)
•	Stratus (private)

Past Directorships:

•	TiVo Corporation
•	Polycom

Current Xperi Committee Assignments:

•	Audit Committee Member
•	Compensation Committee Member

Daniel Moloney has served as director at Xperi Holding Corporation since June 2020. Prior to that he served as a member of the Board of Directors of TiVo Corporation beginning in September 2013. Mr. Moloney has been an Executive Partner at Siris Capital, LLC, a leading private equity firm in the technology and telecommunications industries, since 2013. He serves as Executive Chairman of privately owned affiliate companies of Siris, including Digital River, Inc. and Stratus Technologies, Inc. Prior to joining Siris, he served as the President of Motorola Mobility, Inc., a leading provider of innovative technologies, products and services for the mobile and cable/wireline industries. He has almost 30 years of senior executive management, leadership and technological expertise and experience. Prior to Motorola Mobility being spun out of Motorola in early 2011, he served as the President of the Home & Networks Mobility business within Motorola and from 2002 - 2006, he led the Connected Home business for Motorola. He joined Motorola as part of their acquisition of General Instrument in 2000, where he served in various leadership roles. Mr. Moloney currently serves as a director of Plantronics (dba Poly), a designer and manufacturer of communication and collaboration devices. Mr. Moloney holds a bachelor’s degree in electrical engineering from the University of Michigan and a Master of Business Administration from the University of Chicago. The Board believes that Mr. Moloney brings extensive senior executive management, strategic and operational oversight, technological expertise and experience in telecommunications, technology and technology-enabled business service industries, to his role as a member of the Board.

XPERI - Proxy Statement	19

Raghavendra Rau Director Since 2020 Age 71

Skills and Qualifications:

•	Public and Private Company Executive
•	Extensive experience in digital video, content and technology industries
•	Bachelor's degree in engineering from the National Institute of Technology (India)
•	M.B.A. from the Indian Institute of Management (Ahmedabad)

Current Directorships:

•	Quantum Corporation

Past Directorships:

•	TiVo Corporation
•	Rovi Corporation
•	SeaChange International Inc.

Current Xperi Committee Assignments:

•	Nominating and Governance Committee Member

Raghavendra Rau has served as director at Xperi Holding Corporation since June 2020. Prior to that Mr. Rau served as a member of the Board of Directors of TiVo Corporation beginning in May 2015 and served as Vice Chairman beginning in June 2019. He served as the interim President and Chief Executive Officer of TiVo Corporation from July 2018 to May 2019. Mr. Rau also served as Chief Executive Officer of SeaChange International Inc., a video software technology company, from November 2011 to October 2014 and was a member of its board from July 2010. Previously, Mr. Rau held a number of senior leadership positions with Motorola Inc. from 1992 to 2008, including Senior Vice President of Strategy and Business Development of the Networks & Enterprise business, Senior Vice President of the Mobile TV Solutions business, and Corporate Vice President of Marketing and Professional Services. Mr. Rau currently serves as a director of Quantum Corp., a storage, archive and data protection company. Mr. Rau holds a bachelor's degree in engineering from the National Institute of Technology (India) and an MBA from the Indian Institute of Management (Ahmedabad). The Board believes that Mr. Rau brings extensive senior management, marketing, business development and strategy experience in digital video, content and technology industries to his role as a member of the Board.

20	XPERI - Proxy Statement

Christopher A. Seams Director Since 2020 Age 58

Skills and Qualifications:

•	Public Company Executive
•	Extensive experience in semiconductor industry
•	Member of IEEE
•	Served on Engineering Advisory Council for Texas A&M University
•	B.S. in Electrical Engineering from Texas A&M University
•	M.S. in Electrical and Computer Engineering from the University of Texas at Austin

Current Directorships:

•	ONTO Innovation Inc. (formerly Nanometrics)

Past Directorships:

•	Deca Technologies Inc.

Current Xperi Committee Assignments:

•	Compensation Committee Chair
•	Audit Committee Member

Christopher A. Seams has served as director at Xperi Holding Corporation since June 2020. Prior to that he served as a director at Xperi Corporation beginning in March 2013. From 2013 to 2016, Mr. Seams was the Chief Executive Officer of Deca Technologies, a subsidiary of Cypress Semiconductor Corporation. Prior to Deca Technologies, Mr. Seams served as Executive Vice President of Sales & Marketing at Cypress. He also previously served as an Executive Vice President of Worldwide Manufacturing & Research and Development of Cypress. Mr. Seams joined Cypress in 1990  and held various technical and operational management positions in manufacturing, development, and operations. Prior to joining Cypress in 1990, he worked in process development for Advanced Micro Devices and Philips Research Laboratories. Mr. Seams also serves on the Board of Directors of ONTO Innovation Inc. (formerly Nanometrics). Mr. Seams earned his bachelor’s degree in electrical engineering from Texas A&M University and his master’s degree in electrical and computer engineering from the University of Texas at Austin. Mr. Seams has a Professional Certificate in Advanced Computer Security from Stanford University and is a senior member of the Institute of Electrical and Electronics Engineers. Mr. Seams is a member of the ACCD as well as a member and Certified Director of the NACD. The Board believes that Mr. Seams brings extensive management, sales and marketing, and engineering experience in the semiconductor industry to his role as a member of the Board.

XPERI - Proxy Statement	21

REQUIRED VOTE AND BOARD OF DIRECTORS’ RECOMMENDATION

Our bylaws provide that, in an uncontested election, each director will be elected by a majority of votes cast. A “majority of votes cast” means the number of shares voted “for” a director exceeds the number of votes cast “against” that director. Abstentions and broker non-votes will not be counted as votes cast, and therefore will have no effect on the outcome of the election of directors. In addition, our Corporate Governance Guidelines (the “Guidelines”) include a director resignation policy that provides that, in uncontested elections, an incumbent director nominee who does not receive the required votes for re-election is expected to tender his or her resignation to the Board. The Nominating and Governance Committee, or another duly authorized committee of the Board consisting of solely independent directors, will determine whether to accept or reject the tendered resignation generally within 90 days after certification of the election results. No director who failed to receive the required votes for re-election may participate in the consideration of the matter. The Company will publicly disclose the Nominating and Governance Committee’s (or other responsible committee’s) decision. Our bylaws further provide that in a contested election, each director will be elected by a plurality of the votes cast, which means that the nominees receiving the largest number of affirmative votes will be elected.

The Board of Directors recommends that the stockholders vote “FOR” the election of each of Darcy Antonellis, Laura J. Durr, David C. Habiger, Jon Kirchner, Daniel Moloney, Raghavendra Rau, and Christopher A. Seams.

22	XPERI - Proxy Statement

Governance of the Company

Pursuant to the Delaware General Corporation Law and the Company’s Bylaws, our business, property and other affairs are managed by or under the direction of the Board of Directors and its committees. Members of the Board are kept informed of our business through discussions with our Chief Executive Officer and other officers and advisors, by reviewing materials provided to them and by participating in meetings of the Board and its committees.

NON-EXECUTIVE CHAIRMAN AND BOARD LEADERSHIP

We believe that separating the roles of Chief Executive Officer and Chairman of the Board is in the best interests of the Company and its stockholders because it provides the appropriate balance between strategy development and oversight and accountability of management. Our Corporate Governance Guidelines require that the Chairman of the Board not be the same person as the Chief Executive Officer.

BOARD ROLE IN RISK MANAGEMENT

The Board of Directors oversees an enterprise-wide approach to risk management, designed to support the achievement of organizational objectives, including strategic objectives, to improve long-term organizational performance and enhance shareholder value. Risk management includes not only understanding company specific risks and the steps management implements to manage those risks, but also what level of risk is acceptable and appropriate for the Company. Management is responsible for establishing our business strategy, identifying and assessing the related risks and implementing appropriate risk management practices. Our Board of Directors reviews our business strategy and management’s assessment of the related risk, and discusses with management the appropriate level of risk for the Company. For example, the Board of Directors annually reviews management’s enterprise risk management assessment, which is designed to (1) identify risks than can negatively impact the Company’s ability to achieve its business objectives; (2) estimate the magnitude of the potential risks; and (3) determine approach to mitigate the identified risks. In addition, the Board of Directors during the Company’s quarterly Board meetings advises and directs management with respect to strategic business risks, litigation risks, and risks related to the Company’s acquisition strategy, among others. The Board also delegates oversight to Board committees to oversee selected elements of risk.

The Audit Committee oversees financial risk exposures, including monitoring the integrity of the Company’s financial statements, internal controls over financial reporting, and the independence of the Company’s independent registered public accounting firm. The Audit Committee receives periodic internal controls and related assessments from the Company’s finance department, internal audit function and an annual attestation report on internal control over financial reporting from the Company’s independent registered public accounting firm. The Audit Committee also assists the Board of Directors in fulfilling its oversight responsibility with respect to compliance matters and meets at least quarterly with our finance department, internal auditor, independent registered public accounting firm and internal or external legal counsel to discuss risks related to our financial reporting function. In addition, the Audit Committee ensures that the Company’s business is conducted with the highest standards of ethical conduct in compliance with applicable laws and regulations by monitoring our Code of Business Conduct, Ethics Policy, and our Corporate Compliance Hotline. The Audit Committee also discusses other risk assessment and risk management policies of the Company periodically with management.

The Compensation Committee participates in the design of compensation structures that avoid creating incentives that encourage a level of risk-taking behavior inconsistent with the Company’s business strategy as is further described in the Compensation Discussion and Analysis and Risk Management sections below.

The Nominating and Governance Committee oversees governance-related risks by working with management to establish corporate governance guidelines applicable to the Company, and making recommendations regarding director nominees, the determination of director independence, Board leadership structure and membership on Board committees. The Nominating and Governance Committee also evaluates existing directors and the board as a whole.

XPERI - Proxy Statement	23

BOARD AND COMMITTEES OF THE BOARD; DIRECTOR INDEPENDENCE

The Board of Directors currently consists of seven (7) persons. Mr. Kirchner is CEO of the Company. Messrs. Habiger, Moloney and Seams and Mses. Antonellis and Durr are not, and have never been, employees of our Company or any of our subsidiaries. Mr. Rau served as the interim President and CEO of TiVo Corporation from July 2018 to May 2019.

The Board currently has the following three standing committees, with the following members:

Member	Audit	Compensation	Nominating and Governance
David C. Habiger
Darcy Antonellis
Laura J. Durr
Daniel Moloney
Raghavendra Rau
Christopher A. Seams

= Chair	= Member	= Financial Expert	= Chairman of Board

The current Board of Directors was established following the completion of the merger with TiVo in June 2020. Since then, the Board of Directors held a total of five (5) meetings. Each director attended at least 75% of the aggregate of the total number of Board meetings and total number of meetings of Board committees on which such director served during the time he or she served on the Board or committees.

The Board of Directors has determined that all of the Company’s directors nominated for election, other than Mr. Kirchner, are “independent directors” as such term is defined in applicable NASDAQ corporate governance rules.

The Board of Directors has a standing Audit Committee, Compensation Committee and Nominating and Governance Committee. The Audit Committee has been established in accordance with Section 3(a)(58)(A) of the Exchange Act. Each of our Audit Committee, Compensation Committee and Nominating and Governance Committee is composed entirely of independent directors in accordance with current Nasdaq listing standards. Furthermore, each member of our Audit Committee meets the enhanced independence standards established by the Sarbanes-Oxley Act of 2002 and related rulemaking of the Securities and Exchange Commission (the “SEC”). The Board of Directors has further determined that Ms. Durr, Chair of the Audit Committee of the Board of Directors, is an “Audit Committee Financial Expert,” as such term is defined in Item 407(d)(5) of Regulation S-K promulgated by the SEC, by virtue of her relevant experience listed in her biographical summary provided above in the section entitled “Proposal 1—Election of Directors.” Copies of our Audit Committee, Nominating and Governance Committee and Compensation Committee charters and our corporate governance guidelines are available, free of charge, on our website at http://www.xperi.com. The Board of Directors from time to time may form such other committees as it deems appropriate to further the purposes of the Board.

Following the 2021 Annual Meeting, the Board will continue with three standing committees, with no change in composition of the committee members.

Audit Committee

The Audit Committee oversees the accounting and financial reporting processes of the Company and reviews the annual audit plan, the results of the independent audit, and the report and recommendations of the independent auditor. The Audit Committee has sole authority for the appointment, compensation, retention, and oversight of our independent registered public accounting firm and to approve any significant non-audit relationship with the

24	XPERI - Proxy Statement

independent registered public accounting firm. The Audit Committee reviews and determines the scope and roles and responsibilities of the internal audit function. The Audit Committee is also responsible for preparing the report required by the rules of the SEC to be included in our annual proxy statement. The Audit Committee was established following the merger with TiVo and is currently comprised of Ms. Laura Durr, Mr. Daniel Moloney and Mr. Christopher Seams, and such membership will continue after the Annual Meeting. Ms. Durr joined the Audit Committee in June 2020 and previously served as the Chair of the Audit Committee of TiVo Corporation, Mr. Seams joined the Audit Committee in June 2020 and previously served on the Audit Committee of Xperi Corporation, and Mr. Moloney joined the Audit Committee in June 2020. Ms. Durr is the Chair of Audit Committee and all committee members are financially literate. During 2020 and after the merger with TiVo, the Audit Committee held three (3) meetings.

Compensation Committee

The Compensation Committee approves our goals and objectives relevant to compensation, stays informed as to market levels of compensation and, based on evaluations submitted by management, establishes compensation for our officers that correspond to our goals and objectives. The Compensation Committee reviews and approves   corporate goals and objectives relating to the compensation of the Chief Executive Officer and other executive officers, evaluating the performance of the Chief Executive Officer and other executive officers in light of these goals and objectives, The Compensation Committee also recommends to our Board of Directors compensation levels for members of the Board of Directors. The Compensation Committee also produces an annual report on executive compensation for inclusion in our proxy statement. The Compensation Committee is currently comprised of Mr. Seams as the Chair, Mr. Habiger and Mr. Moloney, and such membership will continue after the Annual Meeting. Mr. Moloney joined the Compensation Committee in June 2020 and previously served on the Compensation Committee of TiVo Corporation. Mr. Habiger joined the Compensation Committee in June 2020 and previously served on the Compensation Committee of Xperi Corporation. Mr. Seams has served as the Chair of the Compensation Committee since June 2020 and previously served as the Chair of the Compensation Committee of Xperi Corporation. During 2020, the Compensation Committee held three (3) meetings.

Nominating and Governance Committee

The Nominating and Governance Committee is responsible for recommending to our Board of Directors individuals to be nominated as directors and committee members. This includes evaluation of new candidates as well as evaluation of current directors. In evaluating the current directors the committee conducted a thorough self- evaluation process, which included the use of questionnaires. This committee is also responsible for developing and recommending to the Board of Directors our corporate governance guidelines, as well as reviewing and recommending revisions to the guidelines on a regular basis.

Pursuant to the terms of the merger agreement between Xperi Corporation and TiVo, for a period of two years from June 1, 2020, the Nominating and Governance Committee shall consist of four members, two of whom shall be designated by the board of directors of Xperi Corporation (“Xperi Designees”) and two of whom shall be designated by the board of Directors of TiVo (“TiVo Designee”). Currently, the Xperi Designees are David Habiger and Darcy Antonellis, and TiVo Designees are Laura Durr and Raghavendra Rau.

The Nominating and Governance Committee is currently comprised of Ms. Antonellis as the Chair, Mr. Habiger, Ms. Durr, and Mr. Rau, and such membership will continue after the Annual Meeting. All committee members joined the Nominating and Governance Committee in June 2020. During 2020, the Nominating and Governance Committee held three (3) meetings.

While we do not have a formal diversity policy, we understand the desirability of having a Board with diverse and varied background, experience and opinions. Our Nominating and Governance Committee takes into account a number of the following factors when considering director nominees:

•	independence from management;
•	relevant business experience;
•	age, gender, race, ethnicity, sexual orientation and gender identity;
•	educational and professional background;
•	judgment, skill, integrity, ethics, value and reputation;

XPERI - Proxy Statement	25

•	existing commitments to other businesses and service on other boards;
•	potential conflicts of interest with other pursuits;
•	legal considerations such as antitrust issues;
•	the needs of the Board and the Company with respect to the particular talents, experience and diversity of its directors;
•	corporate governance background, to enable the committee to determine whether the candidate would be suitable for Nominating and Governance Committee membership;
•	financial and accounting background, to enable the committee to determine whether the candidate would be suitable for Audit Committee membership;
•	executive compensation background, to enable the committee to determine whether the candidate would be suitable for Compensation Committee membership; and
•	the size and composition of the existing Board.

The director qualifications developed to date focus on what the Board believes to be essential competencies to effectively serve on the Board. The Nominating and Governance Committee may consider the following criteria in recommending candidates for election to the board:

•	experience in corporate governance, such as an officer or former officer of a publicly held company;
•	experience in the Company’s industry;
•	experience as a board member of other publicly held companies; and
•	technical expertise in an area of the Company’s operations.

The Nominating and Governance Committee evaluates each individual in the context of the Board as a whole, with the objective of assembling a Board that can best perpetuate the success of the Company and represent shareholder interests through the exercise of sound judgment using its diversity of experience.

Prior to each annual meeting of stockholders at which directors are to be elected, and whenever there is otherwise a vacancy on the Board of Directors, the Nominating and Governance Committee will consider incumbent Board members and other well-qualified individuals as potential director nominees. The Nominating and Governance Committee will determine whether to retain an executive search firm to identify Board candidates, and if so, will identify the search firm and approve the search firm’s fees and other retention terms and will specify for the search firm the criteria to use in identifying potential candidates, consistent with the director qualification criteria described above. The Nominating and Governance Committee will review each potential candidate. Management may assist the Nominating and Governance Committee in the review process at the Nominating and Governance Committee’s direction. The Nominating and Governance Committee will select the candidate or candidates it believes are the most qualified to recommend to the Board for selection as a director nominee. Our Nominating and Governance Committee will consider candidates recommended by our stockholders in accordance with the procedures set forth in the Nominating and Governance Committee Charter. Such recommendations must be submitted in writing to the Chairman of the Nominating and Governance Committee, c/o the Corporate Secretary, Xperi Holding Corporation, 3025 Orchard Parkway, San Jose, CA 95134, no later than 120 days prior to the anniversary of the date on which the Company’s proxy statement was mailed or made available to stockholders in connection with the previous year’s annual meeting of stockholders. The recommendations must be accompanied by the following information: the name and address of the nominating stockholder, a representation that the nominating stockholder is a stockholder of record, a representation that the nominating stockholder intends to appear in person or by proxy at the annual meeting to nominate the person or persons specified, information regarding each nominee that would be required to be included in a proxy statement, a description of any arrangements or understandings between the nominating stockholder and the nominee, and the consent of each nominee to serve as a director, if elected. Candidates recommended by the stockholders are evaluated in the same manner as candidates identified by a Nominating and Governance Committee member.

Each of the nominees for election as director at the 2021 Annual Meeting is recommended by the Nominating and Governance Committee and each nominee is presently a director and stands for re-election by the stockholders.

Pursuant to our bylaws, stockholders who wish to nominate persons for election to the Board of Directors at an annual meeting must be a stockholder of record both at the time of giving the notice and at the meeting, must be entitled to vote at the meeting and must comply with the notice provisions in our bylaws. A stockholder’s notice of nomination to be made at an annual meeting must be delivered to our principal executive offices not less than 90 days nor more than 120 days before the anniversary date of the immediately preceding annual meeting. However, if an annual meeting is more than 30 days before or more than 60 days after such anniversary date, the notice must be delivered no later than the 90th day prior to such annual meeting or, if later, the 10th day following the day on which

26	XPERI - Proxy Statement

the first public announcement of the date of such annual meeting was made. A stockholder’s notice of nomination to be made at a special meeting at which the election of directors is a matter specified in the notice of meeting must be delivered to our principal executive offices not earlier than the 120th day prior to and not later than the 90th day prior to such special meeting or, if later, the 10th day following the day on which first public announcement of the date of such special meeting was made. The stockholder’s notice must include the following information for the person making the nomination:

•	name and address;
•	the class and number of shares of the Company owned beneficially or of record;
•

disclosure regarding any derivative, swap or other transactions which give the nominating person economic risk similar to ownership of shares of the Company or provide the opportunity to profit from an increase in the price or value of shares of the Company;

•	any proxy, agreement, arrangement, understanding or relationship that confers a right to vote any shares of the Company;
•	any agreement, arrangement, understanding or relationship, engaged in to mitigate economic risk related to, or the voting power with respect to, shares of the Company;
•	any rights to dividends on the shares that are separate from the underlying shares;
•	any performance related fees that the nominating person is entitled to based on any increase or decrease in the value of any shares of the Company; and
•	any other information relating to the nominating person that would be required to be disclosed in a proxy statement filed with the SEC.

The stockholder’s notice must also include the following information for each proposed director nominee:

•	description of all direct and indirect financial or other relationships between the nominating person and the nominee during the past three years;
•	the same information as for the nominating person (see above); and
•	all information required to be disclosed in a proxy statement in connection with a contested election of directors.

The stockholder’s notice must be updated and supplemented, if necessary, so that the information required to be provided in the notice is true and correct as of the record date for the meeting and as of the date that is ten business days prior to the meeting.

The chairman of the meeting will determine if the procedures in the bylaws have been followed, and if not, declare that the nomination be disregarded. The nominee must be willing to provide any other information reasonably requested by the Nominating and Governance Committee in connection with its evaluation of the nominee’s independence.

Other Committees

Our Board of Directors may establish other committees as it deems necessary or appropriate from time to time.

XPERI - Proxy Statement	27

STOCKHOLDER COMMUNICATIONS WITH DIRECTORS AND MANAGEMENT AND DIRECTOR ATTENDANCE AT ANNUAL MEETINGS

Stockholders may send correspondence to the Board of Directors or any member of the Board of Directors, c/o the Secretary at our principal executive offices at the address set forth above. The Secretary will review all correspondence addressed to the Board, or any individual Board member, for any inappropriate correspondence and correspondence more suitably directed to management. However, the Secretary will summarize all correspondence not forwarded to the Board and make the correspondence available to the Board for its review at the Board’s request. The Secretary will forward stockholder communications to the Board prior to the next regularly scheduled meeting of the Board of Directors following the receipt of the communication.

Directors are encouraged to attend in person the Annual Meeting of Stockholders. In 2020, we did not hold an Annual Meeting of Stockholders as the Board of Directors of Xperi Corporation decided to postpone such a meeting until after the consummation of the Xperi Corporation/TiVo Corporation merger.

28	XPERI - Proxy Statement

COMPENSATION OF DIRECTORS

We currently pay each of our non-employee directors an annual retainer of $50,000. We currently pay our non-executive Chairman an additional annual retainer of $50,000. In addition, we pay each of our non-employee directors the following annual retainers for their service as a member, or chair, as applicable, of our Board committees:

Annual Retainers for Committee Members:
Audit Committee	$12,000
Compensation Committee	$8,000
Nominating and Governance Committee	$6,000
Annual Retainers for Committee Chairs:
Audit Committee	$25,000
Compensation Committee	$20,000
Nominating and Governance Committee	$15,000

All Board and committee retainers are paid in equal quarterly installments over the course of each year of a director’s service on the Board or applicable committee. We also reimburse all non-employee directors for reasonable expenses related to our Board or committee meetings.

Each of our non-employee directors receives restricted stock units covering shares of our common stock under our stockholder-approved equity plan. The number of shares of common stock subject to the restricted stock unit award is determined by dividing (1) $190,000 (“Restricted Stock Unit Amount”) by (2) the fair market value per share of our common stock on the date of grant.

A non-employee director who is initially appointed after any annual meeting of stockholders will receive a restricted stock unit award on the date of his or her initial appointment to the Board of Directors equal to the pro-rated amount of the annual grant.

Following the merger with TiVo Corporation, each director was granted a restricted stock unit award covering 10,644 shares (determined by dividing $190,000 by the fair market value per share of our common stock on the grant date).

Annual restricted stock unit awards (or any pro-rated grants for directors initially appointed between annual meetings) vest on the earlier to occur of the first anniversary of the date of grant or the next annual meeting of stockholders.   The awards granted at the time of the merger will vest on the date of the Annual Meeting.

XPERI - Proxy Statement	29

The following table shows compensation information for our non-employee directors for fiscal year 2020.

2020 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(1)	Option Awards ($)	Total ($)
David C. Habiger	$92,000	$189,985	--	$281,985
Darcy Antonellis	$61,500	$189,985	--	$251,485
Laura J. Durr	$82,500	$189,985	--	$272,485
Daniel Moloney	$76,250	$189,985	--	$266,235
Raghavendra Rau	$51,000	$189,985	--	$240,985
Christopher A. Seams	$82,000	$189,985	--	$271,985

(1)   The amounts reflected in this column represent the aggregate grant date fair value for stock awards granted to our non-employee directors in 2020, measured in accordance with ASC 718, excluding the effect of estimated forfeitures, and do not reflect whether the recipient has actually realized a financial benefit from these awards. For the methodology of how the aggregate grant date fair value amount is calculated, please see Note 14 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 26, 2021. The aggregate number of shares subject to unvested restricted stock awards outstanding for each non-employee director at December 31, 2020 was: Mr. Habiger: 10,644; Ms. Antonellis: 10,644; Ms. Durr: 10,644; Mr. Moloney: 10,644; Mr. Rau: 10,644 and Mr. Seams: 10,644. None of the non-employee directors held any stock options as of December 31, 2020.

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Equity Compensation Plan Information

We have two equity compensation plans that have been approved by our stockholders: the 2020 Equity Incentive Plan and the 2020 Employee Stock Purchase Plan. The following table sets forth the number and weighted-average exercise price of securities to be issued upon exercise of outstanding options, warrants and rights, and the number of securities remaining available for future issuance under all of our equity compensation plans, at December 31, 2020:

Plan Category	Number of Securities to be Issued upon Exercise of Outstanding Options, Warrants and Rights (a)	Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (b)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column (a)) (c)
Equity compensation plans approved by security holders	7,360,725 (1)	$29.59	12,706,286 (2)
Equity compensation plans not approved by security holders	0	0	0
Totals	7,360,725		12,706,286

(1)

The number under column (a) includes 637,320 shares issuable upon the exercise of outstanding options with a weighted average exercise price of $29.59 and 6,723,405 shares issuable upon the vesting of outstanding restricted stock unit awards and performance-based restricted stock unit awards at “target” levels. Excludes outstanding purchase rights under the 2020 Employee Stock Purchase Plan.

(2)

Includes 3,114,599 shares remaining available for future issuance under the 2020 Equity Incentive Plan, 7,591,687 shares remaining available for future issuance under the TiVo Corporation 2008 Equity Incentive Plan (which was assumed by the Company in connection with the Merger as approved by the stockholders of the Company prior to the Merger) and 2,000,000 shares remaining available for future issuance under the 2020 Employee Stock Purchase Plan.

XPERI - Proxy Statement	31

Executive Officers

Set forth below are the name, age and position of each of our executive officers as of March 15, 2021.

Name	Age	Position(s)
Jon Kirchner	53	Chief Executive Officer and President, Director
Robert Andersen	57	Chief Financial Officer
Paul Davis	46	Chief Legal Officer and Corporate Secretary
Samir Armaly	48	President, IP Licensing
Matt Milne	53	Chief Revenue Officer
Geir Skaaden	54	Chief Products and Services Officer

The following are biographical summaries of our executive officers other than Mr. Kirchner, for whom a biographical summary is set forth under “Proposal 1—Election of Directors”.

Robert Andersen is Chief Financial Officer of Xperi Holding Corporation. Prior to the merger with TiVo Corporation, he served as Executive Vice President and CFO of Xperi Corporation. Mr. Andersen joined Xperi Corporation in 2014 as CFO of Tessera Technologies, Inc., the predecessor to Xperi Corporation before the acquisition of DTS, Inc. in 2016. Mr. Andersen has many years of leadership experience in Silicon Valley at both private and public technology companies, including Phoenix Technologies, Wind River Systems and Hewlett Packard. Mr. Andersen served on the board of directors of Quantum Corporation through March 2017. He currently serves as vice chair on the board of directors of the Alameda County Community Food Bank. Mr. Andersen holds a B.A. in economics from the University of California, Davis, and an MBA from the Anderson School of Management at the University of California, Los Angeles.

Paul Davis is Chief Legal Officer and Corporate Secretary of Xperi Holding Corporation. Prior to the merger with TiVo Corporation, he served as General Counsel and Corporate Secretary of Xperi Corporation. Mr. Davis joined Tessera Technologies, Inc. the predecessor to Xperi Corporation in 2011 and in 2013 was promoted to Senior Vice President, General Counsel and Corporate Secretary. Before joining the Company, he was an attorney at Skadden, Arps, Slate, Meagher & Flom LLP, where his practice focused on mergers and acquisitions, corporate securities matters and corporate governance. Mr. Davis holds a J.D. from the University of California, Hastings College of the Law and B.A. degrees in history and political science from the University of California, San Diego. While at Hastings, he was magna cum laude, an Order of the Coif member and a managing editor on the Hastings Law Journal.

Samir Armaly is President, Intellectual Property (IP) Licensing of Xperi Holding Corporation and is responsible for all aspects of the Company’s IP business. He joined the Company in June 2020 after the merger between Xperi Corporation and TiVo. Prior to joining the Company, Mr. Armaly had been involved with TiVo’s IP business for a quarter century, holding various management roles with Gemstar – TV Guide, Rovi and TiVo throughout the years. Mr. Armaly began his career in private practice where he first worked on TiVo Corporation’s patent portfolio, along with representing a variety of other leading technology companies. Mr. Armaly holds a J.D. from the University of California, Berkeley and a Bachelor of Science degree in Mechanical Engineering from the University of Missouri, Columbia.

Matt Milne is Chief Revenue Officer of Xperi Holding Corporation. Prior to the merger between Xperi Corporation and TiVo, he served as TiVo’s Chief Revenue Officer beginning in January 2017. Mr. Milne joined TiVo (then Rovi) in February 2011 and served as Senior Vice President, CE Sales from 2011 to 2012. During his employment at TiVo, he also served as Executive Vice President, Worldwide Sales and Marketing from January 2012 to May 2014 and as Senior Vice President responsible for Tier 1 Intellectual Property Licensing and Sales from May 2014 to April 2016. He was promoted to Chief Revenue Officer in January 2017 after serving as SVP and GM of Intellectual Property and Licensing from April 2016. Prior to joining TiVo, Mr. Milne held various sales, marketing and product leadership positions at DivX, MediaFLO USA (a wholly owned subsidiary of Qualcomm Incorporated), Viewsonic, Gateway, Inc., Cameo Technologies and Western Digital. Mr. Milne holds a B.A. in business from California State University, Fullerton and an MBA from California State Polytechnic University, Pomona.

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Geir Skaaden is Chief Products and Services Officer of Xperi Holding Corporation, leading the Company’s portfolio of imaging, audio, user experience and discovery solutions. Prior to the merger between Xperi Corporation and TiVo, Mr. Skaaden was Chief Products and Services Officer of Xperi Corporation. He served as DTS’s Executive Vice President, Products, Platforms and Solutions from October 2015 until its acquisition by Xperi Corporation in December 2016, having previously served as DTS’s Senior Vice President, Corporate Business Development, Digital Content and Media Solutions. Earlier, he held a number of leadership roles where he oversaw product management, business development, global licensing and marketing. Before joining DTS in 2008, Mr. Skaaden had served as the Chief Executive Officer at Neural Audio Corporation. Mr. Skaaden holds a B.A. in Finance from the University of Oregon, a Business degree from the Norwegian School of Management and an M.B.A. from the University of Washington.

XPERI - Proxy Statement	33

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information as of February 28, 2021, with respect to the beneficial ownership of shares of our common stock by (i) each person who we know beneficially owns more than 5% of our outstanding common stock, (ii) each director and each director nominee, (iii) each named executive officer, and (iv) all current directors, nominees and executive officers as a group.

The number of shares of common stock outstanding used in calculating the percentage for each listed person or entity includes common stock underlying options held by the person or entity that are exercisable within 60 days of February 28, 2021, and common stock underlying RSUs held by the person or entity that will vest within 60 days of February 28, 2021, but excludes common stock underlying options and RSUs held by any other person or entity. Percentage of beneficial ownership is based on 105,427,255 shares of common stock outstanding as of February 28, 2021.

Name of Beneficial Owner	Number of Shares	Percentage Ownership
Five Percent Stockholders
BlackRock, Inc. (1)	16,109,596	15.3%
Ameriprise Financial, Inc. (2)	12,081,376	11.5%
Entities affiliated with Vanguard Group, Inc. (3)	11,685,664	11.1%
Dimensional Fund Advisors LP (4)	5,283,662	5.0%
Directors and Executive Officers
Robert Andersen (5)	135,195	*
Samir Armaly (6)	66,585	*
Jon Kirchner (7)	487,364	*
Matt Milne (8)	55,901	*
Geir Skaaden (9)	80,375	*
Darcy Antonellis	13,746	*
Laura J. Durr	12,377	*
David C. Habiger	37,200	*
Daniel Moloney	27,064	*
Raghavendra Rau	129,761	*
Christopher A. Seams	51,647	*
All directors and current executive officers as a group (12 persons) (10)	1,168,292	1.1%

*	Represents beneficial ownership of less than 1% of the outstanding shares of our Common Stock.
(1)

The address for BlackRock, Inc. is 55 East 52nd Street, New York, NY 10055. Black Rock, Inc. has sole voting power as to 15,937,250 shares and sole dispositive power as to 16,109,596 shares. The information in this table and footnote is based solely on information contained in Schedule 13G filed with the SEC on January 26, 2021 by Black Rock, Inc.

(2)

The address for Ameriprise Financial, Inc. (“AFI”) is 145 Ameriprise Financial Center, Minneapolis, MN 55474. AFI has shared voting power as to 11,783,778 shares and shared dispositive power as to 12,081,376 shares. Columbia Management Investment Advisers, LLC (“CMIA”) has shared voting power as to 11,783,778 shares and shared dispositive power as to 12,077,141 shares. Columbia Seligman Communications and Information Fund (“Fund”) has sole voting power and shared dispositive power as to 6,786,841 shares. CMIA is the investment adviser to the Fund. AFI is the parent holding company of CMIA. CMIA and AFI do not directly own any shares of Common Stock. As the investment adviser to the Fund, CMIA may be deemed to beneficially own the shares reported herein by the accounts. As the parent holding company of CMIA, AFI may be deemed to beneficially own the shares reported herein by the accounts. Each of CMIA and AFI disclaims beneficial ownership of any shares reported herein. The information in this table and footnote is based solely on information contained in Schedule 13G filed with the SEC on February 12, 2021 by Ameriprise Financial, Inc.

34	XPERI - Proxy Statement

(3)

The address for Vanguard Group, Inc. is 100 Vanguard Blvd., Malvern, PA, 19355. Vanguard Group, Inc. has shared voting power as to 115,909 shares, sole dispositive power as to 11,481,348 shares and shared dispositive power as to 204,316 shares. The information in this table and footnote is based solely on information contained in Schedule 13G filed with the SEC on February 10, 2021 by Vanguard Group, Inc.

(4)

The address for Dimensional Fund Advisors LP is 6300 Bee Cave Road, Building One, Austin, TX 78746. Dimensional Fund Advisors LP has sole voting power as to 5,124,700 shares and sole dispositive power as to 5,283,662 shares. The information in this table and footnote is based on solely on information contained in Schedule 13F/A filed with the SEC on February 25, 2021 by Dimensional Fund Advisors LP.

(5)

Includes 39,000 shares issuable upon exercise of outstanding options held by Mr. Andersen, exercisable within 60 days of February 28, 2021 and 33,388 shares subject to RSUs that will vest and settle within 60 days of February 28, 2021.

(6)	Includes 42,387 shares issuable upon exercise of outstanding options held by Mr. Armaly, exercisable within 60 days of February 28, 2021.
(7)

Includes 71,234 shares issuable upon exercise of outstanding options held by Mr. Kirchner, exercisable within 60 days of February 28, 2021 and 3,750 shares subject to RSUs that will vest and settle within 60 days of February 28, 2021.

(8)

Includes 6,370 shares issuable upon exercise of outstanding options held by Mr. Milne, exercisable within 60 days of February 28, 2021 and 2,275 shares subject to RSUs that will vest and settle within 60 days of February 28, 2021.

(9)

Includes 12,059 shares issuable upon exercise of outstanding options held by Mr. Skaaden, exercisable within 60 days of February 28, 2021 and 24,930 shares subject to RSUs that will vest and settle within 60 days of February 28, 2021.

(10)

Includes 184,850 shares issuable upon exercise of outstanding options held by current executive officers and directors as a group, exercisable within 60 days of February 28, 2021 and 86,773 shares subject to RSUs that will vest and settle within 60 days of February 28, 2021.

XPERI - Proxy Statement	35

Executive Compensation and Related Information

COMPENSATION DISCUSSION AND ANALYSIS

Introduction

The following discussion and analysis contains statements regarding company performance targets and goals used in setting compensation for our named executive officers. These targets and goals are disclosed in the limited context of the Company’s compensation programs and should not be understood to be statements of management’s future expectations or estimates of future results or other guidance. The Company specifically cautions investors not to apply these statements to other contexts.

This Compensation Discussion and Analysis (CD&A) describes the Company’s executive compensation philosophy, objectives and programs, as well as the compensation-related actions taken in 2020 with respect to our named executive officers following merger with TiVo (the “the Merger”). Our named executive officers, or NEOs, for fiscal year 2020 are identified as follows:

•	Jon Kirchner – Chief Executive Officer (CEO)
•	Robert Andersen – Chief Financial Officer (CFO)
•	Samir Armaly – President, IP Licensing
•	Matt Milne – Chief Revenue Officer
•	Geir Skaaden – Chief Product and Services Officer

Due to the pending Merger, both Xperi Corporation and TiVo delayed their regularly scheduled annual executive compensation reviews that would otherwise have occurred during the first quarter of 2020 until after the Merger was consummated.  After the effective date of the Merger, the Company’s compensation committee (the “Compensation Committee”) conducted a review of the legacy companies’ executive compensation programs and adopted the executive compensation policies for the Company and established the 2020 compensation for the NEOs. This CD&A describes the Company’s executive compensation philosophy and practices of the post-Merger Compensation Committee and discusses the 2020 compensation of our NEOs.

Compensation Philosophy and Objectives

We have designed our executive compensation program to reward our executive officers, including the NEOs, to be in alignment with the overall strategic and financial performance of the Company with the ultimate goal of building long-term stockholder value. We construct our compensation packages to provide remuneration sufficient to attract, retain and motivate our executives to exert their best efforts in the highly competitive consumer electronics and intellectual property licensing environments in which we operate. The compensation of our NEOs is comprised of base salaries, short-term performance-based cash incentives, and long-term incentives delivered in the form of equity compensation that is earned over a multi-year period. Our approach to short-term compensation is to pay for current results and strategic actions taken that are expected to translate into improved future financial performance. Combined with our emphasis on long-term equity compensation, we believe this approach appropriately motivates, rewards and retains our executives, while providing strong alignment with our stockholders. We hold our executives to stringent performance standards and, as a result, our executive compensation plans are designed to pay competitively if strategic and financial performance objectives are met and less so if variable pay metrics are missed. We believe that competitive compensation packages consisting of a combination of base salaries, short-term performance-based cash incentives, and long-term incentives delivered in the form of equity compensation that is earned over a multi-year period enable us to attract top talent, satisfy our retention objectives and align the compensation of our executive officers with our performance and stockholder value creation.

36	XPERI - Proxy Statement

The Compensation Committee has established the following set of objectives for our executive compensation program:

•

Compensation should be market competitive.  Our compensation program is designed to provide competitive total compensation relative to the relevant labor markets for our NEOs while maintaining fiscal responsibility for our stockholders, allowing us to attract and retain individuals of appropriate ability and managerial talent;

•

Compensation should reward performance and support our business strategy.  A majority of our NEOs’ total compensation opportunities is variable or dependent upon the achievement of key business results and is intended to link incentive award opportunities to the achievement of company and functional performance goals or appreciation in our stock price; and

•

Compensation should be aligned with stockholders’ interests.  Our compensation program also seeks to reward our executive officers for increasing our stock price over the long-term and maximizing stockholder value by providing a significant portion of total compensation opportunities for our executive officers in the form of direct ownership in our company through long-term equity incentive awards.

2020 Executive & Compensation Highlights

Our executive compensation program plays an important role in attracting, retaining and rewarding individuals with the ability and vision to lead our business, drive our long-term success and deliver stockholder value.

For our fiscal year ended December 31, 2020, the key highlights of our executive compensation program and a key leadership development included:

•

Annual Compensation Review with New Peer Group to Reflect Evolving Business.  As part of the Compensation Committee’s review of executive compensation, and for purposes of benchmarking 2020 executive compensation, in June 2020 the Compensation Committee reviewed the peer group used by Xperi Corporation and TiVo Corporation and established a new peer group that better reflected the combined Company, as described below under the heading “Compensation-Setting Process – Setting Executive Compensation”.

•

Executive Pay Targeted at Competitive Market Levels.  The Compensation Committee believes that the NEOs should be paid at competitive market levels and as discussed below, took steps to align the target total direct compensation of our NEOs with the market median in light of their changed roles and responsibilities following the Merger. These pay actions taken in 2020 were considered important to maintaining a fairly compensated, committed senior management team capable of growing the Company’s business and executing on our long-term strategy.

•

Compensation of Chief Executive Officer.  Following the Merger, the Compensation Committee designed a market competitive compensation package for Mr. Kirchner reflective of his expertise and domain knowledge in broad IP and product / technology licensing as well as the competitive landscape for such talent. We believe the market competitive compensation package and structure aligns Mr. Kirchner’s interests with stockholders in the pursuit of long term-value creation.

o	Mr. Kirchner’s annual base salary was increased from $600,000 to $670,000, which was just at the 50th percentile of our market data.
o

Mr. Kirchner was granted an equity award with a grant date value at the 50th percentile of market data with 70% of the award tied to performance-based restricted stock units and 30% of the award allocated as time-based restricted stock units.

The chart below illustrates the mix of the total target direct compensation for our CEO in 2020 with heavy weighting towards at-risk and long-term pay incentives.

XPERI - Proxy Statement	37

The graphic above includes the CEO’s annualized base salary and annual target bonus for fiscal year 2020. The long-term incentive compensation percentage is based on the grant date fair value of the underlying equity awards (at target, in the case of performance stock unit awards) and does not represent the compensation actually realized or currently realizable by our CEO from such awards. The restricted stock units vest in four equal installments upon completion of each year of service over the four-year period measured from the grant date and the performance-based stock units cliff vest after three years based upon the achievement of a three-year stock price appreciation target and continued service.

•

Appointment of Samir Armaly as President of IP Licensing. On June 1, 2020, Mr. Armaly was appointed to the role of President, IP Licensing. Mr. Armaly is responsible for the strategic direction and management of the intellectual property licensing business.

o

Mr. Armaly’s total cash compensation was established at approximately the 50th percentile of similarly situated executives based on the comparable company data reviewed by the Compensation Committee, while his equity award was designed to provide an annual target long-term incentive opportunity with a grant date fair value at approximately the median level of the market, with 70% of the long-term incentive tied to performance-based restricted stock units and 30% of the award allocated as time-based restricted stock units.

•

Annual Short-Term Incentive Plan. Following the Merger, the Compensation Committee reviewed and approved a combined company short term incentive plan for 2020. This plan, which is described in detail under the “Executive Compensation Components – Annual Performance-Based Cash Incentive Bonuses - Performance Goals” section below, has a combination of financial goals (revenue and non-GAAP operating profit), product commercialization and IP licensing goals and operational excellence / integration goals that are all directly supportive of our short-term and long-term strategic plans.

•

Negative discretion applied to NEO’s short term incentive plan payments. The Compensation Committee reduced 2020 annual bonuses that would otherwise have been payable to certain NEOs based on the level of attainment of the performance goals at significantly above target since the outperformance of the annual target was due primarily to the resolution of the Comcast license agreement, as described in more detail below in the section titled “Multiplier”, but to also take into account that certain goals were not attained in full because of operational challenges due to the COVID-19 pandemic.

•

Revised Executive Compensation Design Following Shareholder Outreach. Following Xperi Corporation’s last annual meeting of stockholders in 2019, and at the direction of Xperi Corporation’s compensation committee, Xperi Corporation reached out to its largest stockholders constituting approximately 72% of its outstanding shares to request feedback on its governance profile and specifically its compensation structure. Members of Xperi Corporation’s management team and its compensation committee engaged

38	XPERI - Proxy Statement

with holders owning approximately 43% of Xperi Corporation’s outstanding stock. During these sessions, Xperi Corporation shared its plans to implement a new performance-based equity structure for all executives in early 2020.  The responses to the proposed equity grant structure, which included heavily weighted, multi-year performance targets, were favorable overall. Due to the pending Merger announced in December 2019, Xperi Corporation postponed its annual executive compensation review until after the Merger was complete. In connection with that review in July 2020, the Compensation Committee took into account the feedback from the Xperi Corporation stockholders. Highlights of such stockholder feedback are listed below with further details about the components of our executive compensation program in the “Executive Compensation Components section below”.

Investor feedback on Executive Compensation	Compensation Design Elements
Continued use of heavily weighted performance-based equity awards

FY2020 equity grants are heavily weighted toward performance-based restricted stock unit awards with our CEO and our President, IP Licensing having 70% of awards weighted to performance-based stock unit awards and all other NEOs having 50% of awards weighted to performance-based restricted stock unit awards.

A greater mix of performance metrics

The performance metric for the 2020 equity awards is limited to stock price appreciation. Given that the Merger had just occurred and the challenge to immediately forecast long term operational metrics in the current environment, stock price appreciation was a clear metric tied to enhancing shareholder value.

Performance periods of at least three years	The performance period for the 2020 performance-based equity awards is three years.
Use of metrics that compare Company performance to a benchmark or comparator group

The 2020 performance-based equity awards are tied to stock price appreciation for the Company and do not have a relative metric. The 2021 equity grant design includes a modifier tied to the Russell 2000 index.

XPERI - Proxy Statement	39

Summary of Certain Executive Compensation Practices

We endeavor to maintain sound corporate governance standards consistent with our executive compensation policies and practices. We have adopted the following policies and practices with respect to executive compensation programs in which the NEOs participate:

WHAT WE DO	WHAT WE DON’T DO

Pay for Performance: We link pay to performance and stockholder interests by heavily weighting total direct compensation to the achievement of strong financial performance and a balanced mix of performance metrics established in advance by the Compensation Committee.

No Tax Gross-Ups: We do not provide tax gross-ups to our named executive officers for excess parachute payments or other benefits.
Independent Compensation Advisor: The Compensation Committee selects and engages its own independent advisor.	No “Single Trigger” Severance Payments: We do not have “single trigger” severance payments payable solely on account of the occurrence of a change of control event.

Thoughtful Peer Group Analysis: The Compensation Committee reviews external market data when making compensation decisions and annually reviews our peer group with its independent compensation consultant.

No Special Perquisites: We do not generally provide special perquisites for executives, such as club memberships, supplemental executive retirement plans or supplemental executive health benefits.
Thorough Compensation Risk Assessment: The Compensation Committee conducts an annual assessment of the Company’s executive and broad- based compensation programs to ensure prudent risk management.

No Hedging in Company Securities: Our employees, including our executives and directors are prohibited from engaging in any hedging transaction with respect to Company equity securities (vested or unvested).

Compensation Committee Independence and Experience: The Compensation Committee is comprised solely of independent directors who have extensive experience.	No Pledging of Company Securities: Our executives and directors are prohibited from pledging Company securities.

Stock Ownership Guidelines: Executives and directors are subject to stock ownership guidelines equal to a multiple of their respective annual base salaries (3x for the CEO and 1x for other executives) or Board retainers (3x for directors).

No Guaranteed Bonuses: We do not provide guaranteed minimum bonuses or uncapped incentives under our annual bonus plan.

“Clawback” Policy: Our clawback policy provides that our Compensation Committee or Board of Directors may require the forfeiture, recovery or reimbursement of incentive compensation from an executive officer in the event of restatement of the Company’s financial results due to its material noncompliance with any financial reporting requirement under United States securities laws.

No Re-Pricing or Discounted Options / SARs: We do not re-price underwater awards and do not provide discount stock options or stock appreciation rights. Further the Company’s 2020 Equity Incentive Plan prohibits repricing of stock options or stock appreciation rights without stockholder approval.

Negative Discretion: The Compensation Committee has the right to exercise negative discretion over executive incentive plan payments.	No Dividends Paid or Accrued on Awards Prior to Vesting

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Compensation-Setting Process

The Compensation Committee oversees our executive compensation program. In designing and implementing the various components of our 2020 executive compensation program, the Compensation Committee considered market and industry practices and trends and input from the Compensation Committee’s compensation consultant and management, as well as the impact of our compensation program on our financial results. While the Compensation Committee considers all factors in its deliberations, it places no formal weighting on any one factor.

For 2020, the Compensation Committee retained Compensia, a national compensation consulting firm, to assist it in the determination of the key elements of our executive compensation programs and to provide advice to the Compensation Committee with respect to establishing a peer group of companies. See discussion in the “Setting Executive Compensation” section below for a discussion regarding the 2020 peer group. Compensia also provided advice to the Compensation Committee with respect to competitive practices and the amounts and nature of compensation paid to executive officers in similar organizations. Compensia also advised on, among other things, structuring our various compensation programs and determining the appropriate levels of base salary, bonus and other long-term incentive compensation payable to our executive officers. Compensia reports to and is accountable to the Compensation Committee and may not conduct any other work for us without the authorization of the Compensation Committee. Compensia did not provide any services to us in 2020 beyond its engagement as an advisor to the Compensation Committee on executive and Board compensation matters. After review and consultation with Compensia, the Compensation Committee has determined that Compensia is independent and there is no conflict of interest resulting from retaining Compensia currently or during the year ended December 31, 2020. In reaching these conclusions, the Compensation Committee considered the factors set forth in Exchange Act Rule 10C-1 and Nasdaq listing standards.

To aid the Compensation Committee in making its 2020 compensation determinations, our CEO provided recommendations annually to the Compensation Committee regarding the compensation of all executive officers, excluding himself. Each NEO other than our CEO, in turn, participated in an annual performance review with our CEO to provide input about their contributions to our success for the period being assessed. The Compensation Committee gathered data on our CEO’s performance through several channels, including qualitative and quantitative assessments of the Company’s performance, discussions with other members of the management team and discussions with other members of our Board of Directors. Each Compensation Committee meeting ordinarily includes an executive session without members of our management team present.

For purposes of our annual and long-term incentive compensation programs, corporate performance goals for 2020 awards were based on the Company’s annual financial plan as approved by our Board of Directors. Our CEO, after discussions with the management team, then recommended a subset of these goals to the Compensation Committee as the corporate performance goals underlying our annual cash incentive bonus plan and performance-based equity awards. We believe that the achievement of these performance goals is based on the successful efforts and contributions of our NEOs. As described below, the Compensation Committee retains the authority under our annual cash incentive plan to authorize bonus payments to our NEOs that are less than the bonus payments that would otherwise be awarded based on our achievement of the performance goals established for the plan. The Compensation Committee also has the authority to make discretionary bonus awards to our NEOs.

Setting Executive Compensation

The Compensation Committee reviews competitive compensation practices and the financial performance of comparable companies at least annually. This analysis provides the necessary background to the Compensation Committee to ensure that compensation opportunities for our executive officers are competitive with compensation practices among comparable companies and that actual compensation paid to our executive officers is appropriately aligned with our performance in the past year.

Following the Merger, Compensia worked with the Compensation Committee to identify a peer group of companies to be used in the competitive assessment of 2020 compensation. The companies comprising the peer group are selected because the Compensation Committee, management and Compensia believe they are representative of the type of companies which we currently, and may in the future, compete with for executive talent. In selecting peer companies, we used a number of targeted criteria designed to reflect our unique business structure. Given the limited number of directly comparable companies from a business perspective, the criteria were expanded in some cases to include companies that the Compensation Committee considered to be a close fit in terms of business focus and/or with which we might compete for executive talent. As a result, some companies may not satisfy all of the selection

XPERI - Proxy Statement	41

criteria. Our peer group is based on the following criteria:

•	Industry: Companies in the semiconductor, semiconductor equipment, audio and imaging technology, IP licensing, and other technology hardware sectors.
•	Revenue: Companies with revenues that were 0.4x to 2.5x our revenue and we also reviewed revenue as compared to our annual billings.
•

Market Capitalization: Companies with market capitalizations that reflect the differences in our business model as a technology licensing company, which would not be accurately reflected if we selected peer companies based solely on annual revenue. We selected companies with a market capitalization that was generally within a range of 0.3x to 3.0x our market capitalization.

•	Geographic Location: Companies based in the U.S. with an emphasis on firms headquartered in the San Francisco Bay Area.

2020 PEER GROUP

8x8 Inc. (EGHT)	Knowles Corp. (KN)
Box, Inc. (BOX)	LiveRamp Holdings, Inc. (RAMP)
Commvault Systems, Inc. (CVLT)	MicroStrategy Inc. (MSTR)
Dolby Laboratories, Inc. (DLB)	Monolithic Power Systems, Inc. (MPWR)
FireEye, Inc. (FEYE)	Nuance Communications, Inc. (NUAN)
Infinera Corporation (INFN)	Plantronics Inc. (PLT)
Inphi Corporation (IPHI)	Semtech Corporation (SMTC)
InterDigital, Inc. (IDCC)	Synaptics Incorporated (SYNA)
j2 Global, Inc. (JCOM)	Universal Electronics Inc. (UEIC)

The peer group was used in 2020 for purposes of evaluating whether compensation adjustments for our NEOs for 2020 were appropriate. The details of our standings relative to our peer groups with respect to revenue and market capitalization are below:

Annual Revenue:		Market Cap:	Ownership / Location:	Industry:
	Last 4Q ($MM) as of 7/8/20	A Public Company with Annual Revenue Between 0.4x to 2.5x Xperi	Between 0.3x and 3.0x Xperi	Public Companies headquarterd in US	Electronic Equipment, EO/Entertainment Technology, Software & Consumer Electronics
8x8	$446	●	●	●	●
Box	$717	●	●	●	●
Commvault Systems	$671	●	●	●	●
Dolby Laboratories	$1,245	●		●	●
FireEye	$903	●	●	●	●
Infinera	$1,336	●	●	●	●
Inphi	$423			●	
InterDigital	$327		●	●	●
J2 Global	$1,405	●	●	●	●
Knowles	$838	●	●	●	●
LiveRamp Holdings	$381		●	●	
MicroStrategy	$482	●	●	●	●
Monolithic Power Systems	$652	●		●	
Nuance Communications	$1,854	●		●	●
Plantronics	$1,697	●	●	●	●
Semtech	$549	●	●	●	
Synaptics	$1,351	●	●	●	
Universal Electronics	$721	●	●	●	●

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Although we maintain the peer group for executive compensation and performance reference purposes, the peer group compensation data is limited to publicly available information and therefore does not necessarily provide comparisons for all officers. By contrast, survey data has the advantage of including data on executive positions beyond what is available in public filings, but may not be specific to the selected companies in the peer group. In light of this, in 2020 the Compensation Committee also reviewed data from the Radford Executive Survey, which consists of approximately 600 companies throughout the United States primarily from technology industries with revenues between $500 million and $3 billion for our NEOs (other than the CEO and CFO). We look at multiple cuts of data from the survey, including national data across industries, location data across industries and specific industry cuts, and within those industry and geographic groups we align revenues to be consistent with the peer group. With respect to the survey data presented to the Compensation Committee, the identities of the individual companies included in the survey were not provided to the Compensation Committee, and the Compensation Committee did not refer to individual compensation information for such companies.

We believe that by utilizing both publicly available peer group data and the survey data from the published surveys in which we participate, we are able to develop the best set of robust competitive data reasonably available for use in making compensation decisions. The Compensation Committee, when making compensation adjustments to the NEOs, reviews the publicly available peer group data and the survey data to ensure that, following any compensation adjustment, the total compensation of NEOs falls within the Company’s guidelines.

Based on the objectives outlined above, the Compensation Committee strives to set target total direct compensation opportunity levels at competitive levels for the markets in which we compete for executive talent and that are appropriate for the skills, experience and performance of each individual. However, the Compensation Committee does not establish compensation levels based solely on benchmarking. The Compensation Committee instead relies on the judgment of its members in making compensation decisions regarding base salaries, target bonus opportunity and long-term equity incentive awards after reviewing our performance and carefully evaluating each NEO’s performance during the year, leadership qualities, business responsibilities, career with the Company, current compensation arrangements and long-term potential to enhance stockholder value. The Compensation Committee does not guarantee that any NEO will receive a specific market-derived compensation level.

In addition, the Compensation Committee has taken the approach of determining the mix of compensation elements, such as base salary, target bonus opportunity and equity awards, on an individual basis. The Compensation Committee allocates target total direct compensation between cash and equity compensation based on a number of objective and subjective factors, including competitive practices among the comparable companies, the role and responsibilities of the individual executive, and the nature of the behaviors the incentives are intended to motivate. The Compensation Committee’s philosophy is to balance compensation between long-term and short-term compensation, cash and non-cash compensation, and to take into account the roles and responsibilities of the individual executive.

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Executive Compensation Components

The graphic below includes the components of the NEO’s 2020 compensation.

The principal elements of our executive compensation program are base salary, annual cash incentive bonus awards and long-term incentive compensation in the form of equity awards. Base salary is intended to provide a baseline level of compensation for our NEOs. The remaining types of compensation, which in the aggregate represent the majority of our NEOs’ total compensation opportunities, tie compensation directly to the achievement of corporate and/or functional objectives. Each element of our executive compensation program is discussed in greater detail below:

Base Salary

The base salary for each executive officer is initially established through negotiation at the time the executive is hired, taking into account the executive’s qualifications, experience, competitive market data, overall compensation arrangements, internal equity and relevant survey data. In determining whether to make subsequent adjustments to the base salaries of our executive officers, the Compensation Committee reviews information regarding compensation paid to individuals holding comparable positions at our peer group companies as well as relevant market data from the applicable Radford Executive Compensation survey. In addition, the Compensation Committee will determine whether to approve increases to our executive officers’ base salaries based upon the Company’s performance, their individual performance in accomplishing functional or team goals, changes in duties and responsibilities and the recommendations of our CEO (except with respect to his own base salary). No formulaic or guaranteed base salary increases are provided to the NEOs. In general, while the Compensation Committee does not attempt to set the various components of executive compensation at a certain target percentile within our peer group, executive base salaries for 2020 generally fell between the 25th and 60th percentiles of the relevant comparable compensation data.

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As part of the annual executive compensation review after the Merger, the following changes were made in base salaries effective July 28, 2020.

Named Executive Officer	2020 Base Salary	2019 Base Salary	% Adjustment
Jon Kirchner	$670,000	$600,000	12%
Robert Andersen	$410,000	$380,000	8%
Samir Armaly	$550,000	$475,000	16%
Matt Milne	$445,000	$445,000	—
Geir Skaaden	$410,000	$380,000	8%

The actual base salaries paid to the NEOs during 2020 are set forth in the “2020 Summary Compensation Table.”

Annual Performance-Based Cash Incentive Bonuses

Our NEOs (other than Mr. Milne) are eligible to receive an annual cash incentive bonus under our annual bonus plan, which we refer to as our MBO Plan. Mr. Milne participates in the Sales Incentive Compensation Plan (the “Commission Plan”), the details of which are discussed more fully in the section below entitled “Sales Incentive Compensation Plan”. For 2020, the Compensation Committee determined that the target and maximum annual cash incentive bonus opportunities for each NEO in the MBO Plan would be the same as for 2019 (under the Xperi Corporation or TiVo Corporation bonus plans as applicable), except for Mr. Armaly and Mr. Milne, as described below. The target and maximum bonus opportunities for our NEOs participating in the MBO Plan and the target bonus opportunity for Mr. Milne, in each case expressed as a percentage of base salary, are as follows:

Named Executive Officer	Target	Maximum
Jon Kirchner	100%	200%
Robert Andersen	75%	150%
Samir Armaly (1)	100%	200%
Matt Milne (2)	75%	--
Geir Skaaden	75%	150%

(1)

As part of the annual executive compensation review, on July 28, 2020, the Compensation Committee established Mr. Armaly’s target bonus for 2020 at 100% in connection with his appointment to the President, IP Licensing role. He did not participate in TiVo Corporation’s 2019 annual bonus plan.

(2)	Mr. Milne participates in the Commission Plan and his target bonus was increased from 63% to 75% effective July 28, 2020.

Participants may receive a smaller award (or no award) if we do not achieve a target level of performance and a larger award (capped at a level that provides executives an opportunity to earn larger awards by exceeding performance objectives) if we exceed the target level of performance. Payments of above-target bonuses may be made only if we exceed our corporate financial objectives.

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Performance Goals

Bonuses paid to our NEOs under our MBO Plan are based on our achievement of specific pre-established corporate performance goals and upon an evaluation of the individual officer’s performance for their efforts tied to the corporate and operational goals for the year. The corporate performance goals for 2020 were a combination of financial goals (related to revenue and Non-GAAP operating profit) and operational goals (related to product commercialization and IP licensing goals and operational excellence/integration goals) that are all directly supportive of our short-term and long-term strategic plans. The weighted goal categories for each NEO are set forth below.

	Financial Goals		Operational Goals
Named Executive Officer	Revenue (1)	Non-GAAP Operating Profit (2)	Execution in Product Commercialization / IP Licensing	Operational Excellence / Integration
Jon Kirchner	60%	40%	—	—
Robert Andersen	30%	30%	—	40%
Samir Armaly (1)	30%	30%	30%	10%
Geir Skaaden	30%	30%	20%	20%

(1)	For measuring Mr. Armaly’s performance against financial goals, 30% was weighted on MBO Plan revenue from IP Licensing and 30% was weighted on Non-GAAP operating profit for the full Company.
(2)	MBO Plan revenue and non-GAAP operating profit are described below.

2020 Financial Goals and Achievement

Set forth below are the financial goals (as well as the Company’s actual results for such goals), for purposes of the 2020 MBO Plan.

Financial Goals (3)
Target	Threshold	Achievement
$1,024.4 million in total MBO Plan revenue (1)	$819.5 million in total MBO Plan revenue	>100% achieved with $1,147.2 million in MBO Plan revenue
$359.4 million in non-GAAP operating profit (2)	$287.5 million in non-GAAP operating profit	>100% achieved with $502.7 million in non-GAAP operating profit

(1)

For purposes of calculating MBO Plan revenue, we included revenue from the combined company as if the Merger had closed on Jan 1, 2020 -- which included $255.2 million of revenue from TiVo Corporation prior to June 1, 2020.

(2)	For measuring Mr. Armaly’s performance against financial goals, the target performance level for MBO revenue from IP licensing was set at $433.3 million.
(3)

For purposes of calculating non-GAAP operating profit, we used the calculation of MBO Plan revenue and excluded from expenses stock-based compensation, acquisition-related expenses and amortization of intangibles. In addition, we used non-GAAP operating profit from the combined company as if the Merger had closed on Jan 1, 2020 -- which included $79.0 million of non-GAAP operating profit from TiVo Corporation prior to June 1, 2020.

The revenue goal must be attained at the threshold level for any payment under the MBO Plan (regardless of level of attainment of the non-GAAP operating profit or individual performance).

Multiplier

For 2020, a multiplier was applied to the financial goals measurement based on the level of attainment of MBO Plan revenue and non-GAAP operating income, in accordance with the matrix below (the “2020 MBO Matrix”). The 2020 MBO Matrix was structured with a target MBO Plan revenue for the Company equal to $1,024.4 million and a target annual non-GAAP operating profit (expressed as a percentage of MBO Plan revenue) equal to 35% of MBO Plan revenue. Performance at target for each goal results in a multiplier of 1. Performance below target will result in a reduction to the financial measure with no amount payable if the threshold revenue goal is not attained. Performance above target is considered extraordinary and results in a multiplier above 1 up to maximum of 2. The Compensation Committee, however, retains the discretion to increase or decrease the bonus that would otherwise be payable under

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the 2020 MBO Matrix; however, the maximum multiplier under the MBO Plan is 2.0.

For 2020, the MBO Plan revenue was $1,147.2 million and the non-GAAP operating profit was 43.8%, which yielded an MBO Plan multiplier of 187% based on the 2020 MBO Matrix. However, the Compensation Committee agreed with management’s recommendation to apply negative discretion to the multiplier for 2020 to reflect the fact that the outperformance of the annual target was due primarily to the resolution of the Comcast license agreement but also to take into account that certain NEOs contributed to the successful closing of the Comcast deal and certain goals were not attained in full because of  operational challenges due to the COVID-19 pandemic. The multiplier resulting after the negative discretion application by NEO is set forth in the section below titled “2020 Annual Cash Incentive Bonuses”.

2020 MBO Matrix (revenue in $ millions)

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2020 Operational Goals

Set forth below are the operational goals for purposes of the 2020 MBO Plan. The evaluation of each NEO’s individual performance under the MBO Plan was based on an evaluation of the individual officer’s efforts tied to these operational goals.

Operational Goals
Target	Outcome
Category: Execution in product commercialization and IP licensing

Secure key license agreements and deepen strategic partnerships with major customers

Complete key milestones around core growth and new strategic initiatives

Deliver key technology development milestones to support long term business growth

•   Multi-year renewals for DTS Codec with leading TV OEMs

•   Multi-year commitment for IPTV from US operators

•   Media discovery deals with global leaders

•   Secured retail distribution for TiVo Stream 4K with leading US retailers

•   Daimler Benz launched DTS AutoStage as the global digital radio solution for new MBUX infotainment system

•   Expanded TiVo+ AVOD platform to 146 channels

•   100+ new IMAX Enhanced movie titles and 1 new major streaming service committed to program

•   Expanded IPTV roll out among leading Pay TV operators in US and Latin America

•   Launched TiVo Stream 4K as a direct-to-consumer OTT streaming platform

•   Completed certain DTS AutoSense in-cabin monitoring features and gained industry recognition through a technology leadership award

•   Further developed DTS AutoStage as a connected car media solution, combining DTS digital radio and TiVo Music metadata into one solution

•   Released MOD app for Ergo

•   Continued development of machine learning based solutions across audio, imaging and personalized content discovery

Execution on key IP licensing goals	• Resolution of Comcast license; entered into long-term agreement that extends into 2031 • Entered into patent license and transfer agreement with SK hynix • Finalized key remaining 2020 IP agreements
Category: Operational Excellence / Integration Goals

Close merger and successfully integrate a combined platform; prepare for subsequent separation

Quantitative operational goals for Messrs. Andersen, Armaly, and Skaaden were established by our CEO. Overall performance against these objectives was assessed by the CEO at year-end.

•   Achieved 90% of the $50M in run rate synergies from the merger; by Q1 ’21 $50M run rate synergy target was accomplished (9 months ahead of schedule)

•   Significant progress made with non-operational work streams related to integration and separation (Finance, IT, HR & Legal)

•   100% achievement for Messrs. Andersen, Armaly, and Skaaden.

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2020 Annual Cash Incentive Bonuses

Based on the above 2020 MBO Matrix and the negative discretion applied, the annual cash incentive bonuses under the 2020 MBO Plan paid to our NEOs were calculated as follows:

	Financial Goals			Operational Goals
	Achievement of MBO Plan Revenue Goal (A) (1)	Company Achievement of Non-GAAP Operating Profit Goal (B) (2)	MBO Multiplier (C) (3)	Execution in Product Commercialization / IP Licensing (D)	Operational Excellence/ Integration Goals (D)	Bonus Target $ (E)	Bonus Achieved [((A+B)*C])+D)*E)]
Jon Kirchner	60% of 60%	40% of 40%	150%	---	---	$670,000	$1,005,000
Robert Andersen	30% of 30%	30% of 30%	133%	---	40% of 40%	$307,500	$368,385
Samir Armaly	46.5% of 30%	30% of 30%	187%	30% of 30%	10% of 10%	$550,000	$1,006,500
Geir Skaaden	30% of 30%	30% of 30%	100%	18% of 20%	20% of 20%	$307,500	$301,350

(1)	The maximum level of achievement under the MBO Plan was 100%, with the exception of the MBO Plan payment with respect to the IP business MBO Plan revenue, which exceeded 100%.
(2)	The maximum level of achievement under the MBO Plan was generally 100%.
(3)

Represents the multiplier determined based on (a) greater than 100% achievement relative to the full Company MBO Plan revenue objective (with $1,147.2 million in MBO Plan revenue), (b) greater than 100% achievement relative to the IP business MBO Plan revenue objective (with $639.8 million in IP business MBO Plan revenue), and (c) greater than 100% achievement relative to the full Company non-GAAP operating profit goal (with $502.7 million in non-GAAP operating profit), which achievement results were weighted for the NEOs as described above.

Sales Incentive Compensation Plan

Mr. Milne participates in the Commission Plan and is therefore not eligible to participate in the 2020 MBO Plan. The Commission Plan is designed to compensate employees who are engaged in sales activities for sales performance and to reward such employees for delivering early and often during the plan year. Under the Commission Plan, compensation is paid as an advance by the 45th day following the close of the quarter and is deemed earned after the Company recognizes revenue and receives payment from a customer.

Mr. Milne’s total commission target for 2020 was based on specified target revenue quotas and target quotas for new sales contracts. For 2020, Mr. Milne’s total target commission was initially established by TiVo Corporation effective January 1, 2020 at $280,000, or 63% of his base salary. His target commission was increased to $333,750 or 75% of his base salary effective July 28, 2020 in order to be market competitive. Accordingly, his average target commission for 2020 was $306,800. Mr. Milne was eligible to receive compensation under the Commission Plan in connection with the revenue from the new Comcast license agreement that was closed in the fourth quarter of 2020. Based on the terms of the Commission Plan, Mr. Milne would have been eligible to receive total commission payments related to the revenue from the Comcast license agreement in the amount of $2,260,000 in the fourth quarter of 2020. However, the Compensation Committee applied negative discretion in accordance with the terms of the Commission Plan specifically as it related to the Comcast revenue and reduced the total commission payment for the fourth quarter of 2020 to $1,000,000. For the year ended December 31, 2020, Mr. Milne earned aggregate commission compensation under the Commission Plan in the amount of $1,201,755.

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Long-Term Compensation

Our long-term equity incentive compensation program is intended to provide our executive officers with opportunities to participate in the appreciation of our stock price and to create unvested equity award value that will provide a financial incentive for executives to remain with and work for the continued success of the organization. Our long-term equity incentive award program is generally comprised of three equity award vehicles, although the mix of such awards granted by the Compensation Committee to our NEOs may vary from year to year based on the Compensation Committee’s determinations regarding the appropriate incentives for such year:

•	Stock Option Awards: Stock options align the interests of management and stockholders by rewarding increases in stockholder value.
•

Restricted Stock Unit Awards (“RSU”): RSUs are used primarily in new hire executive packages and as part of our annual compensation review process. RSUs increase or decrease in value just as a traded share of common stock will, aligning executives’ interests with stockholders’ interests.

•

Performance-Based Restricted Stock Unit Awards: Performance-based RSUs are provided to our CEO and select NEOs. These awards are earned upon the achievement of certain strategic pre-established milestones and / or specific annual financial goals and are intended to align a significant portion of the executives’ compensation to company performance.

2020 Equity Grants

The Compensation Committee determined that the annual equity awards granted to the NEOs in 2020 should consist of time-vesting RSU grants and performance-based RSU grants as set forth in the table below. The Compensation Committee determined that these two types of equity awards provided the appropriate balance of long-term incentives for our executive officers in 2020. Specifically, RSU awards that vest based on performance goals focus executives on achieving specific longer-term company performance goals and increasing stockholder value, and RSU awards that vest over time provide tangible value to executive officers and serve as an incentive and retention tool, while still being tied to our stockholder value.

In setting the mix of the two types of equity awards for 2020, the Compensation Committee determined that a substantial portion of the equity grants should consist of awards that vest based on our performance, in the form of stock price appreciation. Accordingly, the Compensation Committee structured performance-based awards to account for 70% for Mr. Kirchner’s and Mr. Armaly’s awards and 50% performance-based for all other executive annual equity awards.

In setting the annual grant levels, the Compensation Committee reviewed peer data and generally aimed for the equity grants to the executive officers for 2020 to fall around the 50th percentile of peer data. The Compensation Committee believes that this positioning, combined with its mix of equity compensation reflects our commitment to pay for performance, with compensation above the median of our peers for exceptional performance and compensation below this level if our performance goals are not reached. The resulting target grant values were established based on market data, individual performance and criticality, and the retention value of current existing equity awards. Each award fell around or under the 50th percentile of the peer data. Mr. Armaly’s award is reflective of a new hire equity grant with his appointment to the President, IP position.

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The Compensation Committee approved a total dollar value for each NEO’s annual grants, which we refer to as the grant date target value, based on the market data and other factors described above, and the allocation of such value to each of the two forms of equity awards (70% performance-based RSUs and 30% time-vesting RSUs for Mr. Kirchner and Mr. Armaly, 50% / 50% mix of performance-based RSUs and time-based RSUs for all other NEOs). The actual number of performance-based RSUs and time-based RSUs granted on July 28, 2020 were calculated using the previous 30-day average stock price preceding the date of the grant (dividing the applicable grant date target value by such stock price average to arrive at the target number of performance-based RSUs and the number of time-based RSUs).

Executive Officer	RSU - Time Vesting	RSU - Performance Vesting (Target)
Jon Kirchner	113,656	265,196
Robert Andersen	61,275	61,274
Samir Armaly	147,059	343,137
Paul Davis	35,014	35,014
Matt Milne	52,521	52,521
Geir Skaaden	61,275	61,274

2020 Performance Award Vesting Criteria

The 2020 performance based RSU awards were structured to be based entirely on a three-year performance period (2020-2023) and are eligible to vest on a cliff basis, if at all, after three years based upon the achievement of a three-year stock price appreciation target, as reflected below. We carefully set the performance award goals to be rigorous and ultimately serve to align management and our stockholders’ interests. The target was set at a level the Compensation Committee determined to be competitively challenging, with the maximum metric extremely robust. Further, the vesting of the performance awards is conditioned upon the grantee remaining employed with the company through the vesting date, which is the third anniversary of the grant date.

The Compensation Committee structured the stock appreciation goal to be based on a three-year measurement period, to enhance the long-term nature of the award and therefore incentivize sustained stock price performance, distinguish long-term incentive award and short-term incentive award goals and further align management with our long-term stockholder interests.

At the end of the 2020-2023 performance period, the Compensation Committee will determine the level of achievement of the stock price appreciation for the three-year performance period and then apply the resulting vesting factor to the grant amount to determine the total amount that will vest. Depending on the level of achievement, no shares will be issuable if performance is below threshold and twice the number of target shares will be issuable if maximum performance level is achieved.

The range of threshold, target and maximum levels (with linear interpolation) for the three-year stock price performance and resulting vesting are as follows:

Grant Date Closing Stock Price	Payout (% of Target)	Required % Increase
$ 17.85	0%	<30%
$ 17.85	50%	30%
$ 17.85	100%	40%
$ 17.85	200%	70%

The performance measurement is based on the percent increase of the closing stock price on the date of grant. The performance metric is based on the highest 30-day average price in last six months of three-year performance period.

Shares shall vest upon the Committee’s certification of stock price performance at the end of the performance period subject to each participant’s continued employment or consulting relationship with the Company through the end of the performance period.

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Kirchner 2017 Performance Awards

Xperi Corporation had granted Mr. Kirchner two performance-based RSU awards in 2017: an award granted in March 2017 covering 35,000 target performance-based RSUs and an award granted in June 2017 covering 310,873 target performance-based RSUs.  Each award was subject to vesting in a series of four equal one-year performance measurement periods based on the level of attainment of specified performance goals and continued service through each such performance period with a maximum of 200% of each annual target amount payable for the performance year.

8,750 and 77,718 target RSUs under these awards were subject to vesting in 2020. In connection with the Merger, these Xperi Corporation RSU awards were deemed earned at target and converted into time-based restricted stock units, with such target number of restricted stock units becoming scheduled to vest on December 31, 2020, subject to Mr. Kirchner’s continued service through such vesting date.

Other Compensation

Employee Benefits

We maintain a Section 401(k) Savings/Retirement Plan (the “401(k) Plan”) to cover eligible employees of the Company and any designated affiliate in the United States. The 401(k) Plan permits eligible employees to defer up to the maximum dollar amount allowed by law. The employees’ elective deferrals are immediately vested and non-forfeitable upon contribution to the 401(k) Plan. We currently make discretionary matching contributions to the 401(k) Plan in an amount equal to 100% of deferrals up to a maximum of 4% of the participant’s eligible annual compensation and subject to certain other limits. Employer contributions to the Plan are vested as follows: 50% after one year of service, and 100% after two years of service.

Perquisites and Other Personal Benefits

Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life and disability insurance, in each case on the same basis as other employees, subject to applicable law. We also provide vacation and other paid holidays to all employees, including our executive officers. Mr. Armaly’s compensation package includes a monthly car allowance. Other than as described in this section, we generally do not provide any special perquisites or health or welfare benefits to our NEOs that are not available to all of our employees.

Post-Employment Compensation Arrangements

We have entered into change in control severance agreements and severance agreements with our NEOs to provide appropriate post-employment compensation arrangements in the event of certain terminations of employment, including in connection with a change in control of the Company. The Compensation Committee believes these types of agreements are essential in order to attract and retain qualified executives and promote stability and continuity in our senior management team. We believe that the stability and continuity provided by these agreements are in the best interests of our stockholders. For details, see “Employment Contracts, Termination of Employment Arrangements and Change in Control Arrangements” below.

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Other Compensation Related Policies

Stock Ownership Guidelines

We maintain stock ownership guidelines that apply to our (a) CEO, each other executive officer of the Company within the meaning of Exchange Act Rule 16a-1(f) under the Securities Exchange Act of 1934, as amended, and each other employee that reports directly to our CEO (each, an “Executive”) and (b) all non-employee members of the Board of Directors (each, a “Non-Employee Director”). Each Executive will be expected to own shares of common stock of the Company with a market value equal to the following amounts for as long as he or she remains an Executive:

Title	Ownership Threshold
Chief Executive Officer	Three times (3x) base salary

Other Executives	One times (1x) base salary

Each Non-Employee Director will be expected to own common stock of the Company with a market value equal to three times (3x) the value of the Non-Employee Director’s annual cash retainer (excluding any annual cash retainer for committee membership or chairmanship) for as long as he or she remains a Non-Employee Director.

Insider Trading Policy

Our insider trading policy prohibits directors, executive officers, employees and all persons living in their households from trading any type of security, whether issued by the Company or other companies with which we do business, while aware of material non-public information relating to the issuer of the security or from providing such material non-public information to any person who may trade while aware of such information. Additionally, we restrict trading by our directors and executive officers, as well as other categories of employees who may be expected in the ordinary course of performing their duties to have access to material non-public information, to specified quarterly trading windows. The Company also reserves the right to enforce a blackout period, and, in its sole discretion, as a result of a major transaction or a significant event which would constitute material nonpublic information. Furthermore, our insider trading policy requires that certain specified individuals meet with representatives of our legal department to confirm that they are not in possession of material non-public information prior to trading any security of the Company during open window periods. Our insider trading policy also prohibits directors, executive officers, employees and all persons living in their households from purchasing Company stock on margin, pledging Company stock to secure margin or other loans, short selling Company stock or buying or selling put or call options on Company stock, or entering into other derivative contracts or hedging contracts.

Clawback Policy

We have adopted a Compensation Recovery Policy, or a “clawback” policy, under which the Compensation Committee or the Board of Directors may require the reimbursement or forfeiture of incentive compensation from an executive officer in the event of restatement of the company’s financial results due to its material noncompliance with any financial reporting requirement under United States securities laws. We believe that by providing the Company with the appropriate power to recover incentive compensation paid to an executive officer in this situation, the Company demonstrates its commitment to strong corporate governance. Under our clawback policy, the Compensation Committee or the Board of Directors may require reimbursement from the executive officer for incentive compensation. The amount of incentive compensation that may be recovered is the portion of any bonus paid to, and any performance-based equity awards earned by, the executive officer that the executive officer would not have received if the Company’s financial results had been reported properly. The right to cause a forfeiture or recovery of incentive compensation applies to incentive compensation during the three year period prior to the date on which the Company is required to prepare an accounting restatement.

Derivatives Trading and Hedging Policy

Our insider trading policy prohibits the pledging, trading of derivatives or the hedging of our equity securities by our employees, including our executive officers, and directors. Specifically, they may not, at any time:

•	trade in any puts, calls, covered calls or other derivative products involving company securities;
•	engage in any hedging or monetization transactions in a way that mitigates the full risk or rewards of ownership of the Company’s securities; or

XPERI - Proxy Statement	53

•	hold company securities in a margin account or pledge company securities as collateral for a loan.

Risk Assessment

In the first quarter of 2021, management of the Company assessed its compensation policies and programs for all employees for purposes of determining the relationship of such policies and programs and the enterprise risks faced by the Company and presented its assessment to the Compensation Committee. Based on its assessment, management recommended, and the Compensation Committee concluded, that none of our compensation policies or programs create risks that are reasonably likely to have a material adverse effect on the Company. In connection with their review, the management and the Compensation Committee noted certain key attributes of its compensation policies and programs that help to reduce the likelihood of excessive risk taking, which also apply to the Company’s compensation program, including:

•	The program design provides a balanced mix of cash and equity compensation, fixed and variable compensation and annual and long-term incentives.
•	Corporate performance objectives are designed to be consistent with the Company’s overall business plan and strategy, as approved by the Board of Directors.
•	Executive compensation is weighted more towards long-term equity compensation with the intention to discourage short-term risk taking.
•

The determination of executive incentive awards is based on a review of a variety of indicators of performance, including both financial and non-financial goals, reducing the risk associated with any single indicator of performance.

•

Incentive payments (other than the Sales Incentive Compensation Plan as described below) are capped at no more than 200% of target, which provides executives an opportunity to earn larger awards by exceeding performance objectives, but that does not create excessive risk by providing unlimited upside opportunities.

•	The Sales Incentive Compensation Plan is designed to be tied to Xperi’s revenue and strategic operating goals and allows for negative discretion for “windfall” deals.
•

The Company’s equity awards generally vest over four year periods or based upon the achievement of performance objectives over a period of three years. The multi-year vesting periods encourage focus on sustained earnings and mitigates risk taking in any one year.

•	The Compensation Committee has the right to exercise negative discretion over executive incentive plan payments.

Tax and Accounting Considerations

Deduction Limitation

Section 162(m) of the Code generally disallows a tax deduction to a publicly-held company for compensation in excess of $1 million paid to its “covered employees” which generally includes all NEOs.  While the Compensation Committee considers the tax deductibility of each element of executive compensation as a factor in our overall compensation program, the Compensation Committee retains the discretion to approve compensation that may not qualify for the compensation deduction.

Accounting Treatment

We account for stock-based awards to our employees under the rules of FASB ASC Topic 718, which requires us to record the compensation expense over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.

54	XPERI - Proxy Statement

Employment Contracts, Termination of Employment Arrangements and Change of Control Arrangements

The Company provides for certain severance payments and benefits if an executive officer’s employment is involuntarily or constructively terminated. In addition, the Company provides enhanced severance payments and benefits if such a termination of employment occurs in connection with a change in control of the Company. Such severance payments and benefits are designed to alleviate the financial impact of an involuntary termination of employment through salary, bonus and health benefit continuation and with the intent of providing for a stable work environment. The Company believes that reasonable severance payments and benefits for those NEOs with whom we have entered into severance agreements are important because it may be difficult for these NEOs to find comparable employment within a short period of time following certain qualifying terminations of employment. The Company also believes these payments and benefits are a means of reinforcing and encouraging the continued attention and dedication of key executives of the Company to their duties of employment without personal distraction or a conflict of interest in circumstances which could arise from the occurrence of a change in control of the Company. We believe that the interests of stockholders will be best served if the interests of our senior management are aligned with them, and providing change in control payments and benefits should eliminate, or at least reduce, the reluctance of senior management to pursue potential change in control transactions that may be in the best interests of stockholders.

The Company extends change in control payments and benefits because they are essential to help the Company fulfill its objectives of attracting and retaining key managerial talent. These arrangements are intended to be competitive within our industry and company size and are necessary to attract highly qualified individuals and encourage them to remain employed with the Company. In making the decision to extend the benefits, the Compensation Committee relied on the assurances of its independent advisor that the programs are representative of market practice, both in terms of design and cost.

Employment Agreement with Jon Kirchner

Mr. Kirchner and Xperi Corporation entered into an Employment and Severance Agreement effective as of April 28, 2017 (the “Employment Agreement”) in connection with his appointment as Xperi Corporation’s CEO. The Employment Agreement superseded his then-existing severance and change in control severance arrangements.

Effective as of September 29, 2020, the Company and Mr. Kirchner entered into an amendment to the Employment Agreement. The amendment provides for the following material changes to the Employment Agreement:

•	the term was extended until June 1, 2024 (and continues to include a 12 month automatic renewal unless either party provides a timely notice of non-renewal);
•	Mr. Kirchner’s annual base salary was increased from $600,000 to $670,000;
•

Mr. Kirchner will be eligible to receive stock awards, subject to approval by the Compensation Committee of the Board of Directors of the Company, in accordance with the Company’s annual grant cycle; and

•	Mr. Kirchner will be reimbursed for reasonable attorneys’ fees incurred in connection with negotiating and executing the amendment, not to exceed $30,000.

The Compensation Committee believes that the Employment Agreement provides the Company with reasonable contractual protections and that making severance commitments to the Company’s CEO leads to stronger retention than if such payments and benefits were not offered.

The Employment Agreement provides the Company a balance of contractual protections in exchange for severance for Mr. Kirchner in the event of his termination of employment without cause and resignation for good reason, each as defined below. The Employment Agreement does not contain a single trigger provision that would generally allow him to terminate his employment because of a change of control of the Company, nor does it entitle him to payments and benefits under the Employment Agreement solely as a result of change of control of the Company. The Compensation Committee structured the Employment Agreement in this fashion because it believes he should not be eligible to such payments and benefits absent other factors, such as a termination of employment without cause or resignation for good reason.

XPERI - Proxy Statement	55

The Employment Agreement provides that, if Mr. Kirchner’s employment is terminated by the Company without cause or if he resigns for good reason, he will be entitled to receive the following severance payments and benefits:

•	a lump sum cash payment equal to 200% of his annual base salary;
•

200% multiplied by his target annual bonus for the calendar year in which termination occurs (which bonus shall be prorated for the portion of the calendar year that has elapsed prior to the date of termination if such termination occurs more than 60 days prior to or more than 18 months following a change in control of the Company);

•	continuation of health benefits for a period of up to 24 months following the date of termination;
•

immediate acceleration of vesting of his outstanding equity awards that would have vested over the 12-month period following the date of his separation from service had he remained continuously employed during such period (with any performance awards that are eligible to be earned vesting based on performance for the fiscal year in which his termination occurs vesting at the target) (provided that if such termination occurs within 60 days prior to or within 18 months following a change in control of the Company, all of Mr. Kirchner’s unvested equity awards will vest (with performance awards vesting at target) on the later of the date of his termination or the date of the change in control); and

•	a post-termination exercise period for his outstanding stock options of 12 months from the date of termination, or, if earlier, the remaining life of the equity grants.

The post-employment payments benefits described above will be paid upon Mr. Kirchner’s execution of a general release of claims in favor of the Company and shall be subject to his continued compliance with the confidentiality and proprietary rights covenant set forth in the Employment Agreement.

Nonrenewal of the term by the Company so that the term is not extended for the additional 12 month renewal period will be deemed a termination of employment without cause and will result in the payments and benefits described above, while expiration of the term under any other circumstances will not be deemed a termination of employment without cause and will not give rise to any payments or benefits. The term of the Employment Agreement will automatically be extended for 18 months following a change in control of the Company if the term would otherwise have expired during such 18-month period.

Severance Agreements

The Company has entered into severance agreements with Messrs. Andersen, Armaly, Davis, Milne and Skaaden. The terms of the agreements are through September 2023 plus a one-year automatic renewal, or, if earlier, the date on which all payments or benefits required thereunder have been paid or provided in their entirety. Each term may be renewed by mutual agreement between the Company and the NEO.

Each of the severance agreements provides that, if the NEO’s employment is terminated by us without cause or if the executive resigns for good reason, the executive will be entitled to receive the following payments and benefits:

•	a lump sum cash payment equal to 100% of the NEO’s annual base salary;
•

the NEO’s target annual bonus for the calendar year in which termination occurs (which bonus shall be prorated for the portion of the calendar year that has elapsed prior to the date of termination); and

•	continuation of health benefits for a period of 12 months following the date of termination.

The severance payments and benefits described above will be paid upon the NEO’s execution of a general release of claims in favor of the Company and shall be subject to the NEO’s continued compliance with the confidentiality and proprietary rights covenant set forth in the severance agreement.

Change in Control Severance Agreements with Messrs. Andersen, Armaly, Davis, Milne and Skaaden

The Company has entered into change in control severance agreements with Messrs. Andersen, Armaly, Davis, Milne and Skaaden. The terms of the agreements are through September 2023 plus a one-year automatic renewal, or, if earlier, the date on which all payments or benefits required thereunder have been paid or provided in their entirety; provided, that the term of each agreement will automatically be extended for 18 months following a change in control of the Company if the term would otherwise have expired during such period.

56	XPERI - Proxy Statement

Each of the change in control severance agreements provide that, if the NEO’s employment is terminated by us without cause or if the executive resigns for good reason, in either case, within 60 days prior to or within 18 months following a change in control, the executive will be entitled to receive the following payments:

•	a lump sum cash payment equal to 100% of the NEO’s annual base salary;
•	the NEO’s target annual bonus for the calendar year in which termination occurs;
•	continuation of health benefits for a period of up to 12 months following the date of termination; and
•

immediate acceleration of vesting of his outstanding equity awards (with any performance-based awards vesting at target, except to the extent alternative acceleration is specifically provided for pursuant to the grant documents) as of the later of the date of termination or the date of such change in control.

The severance benefits described above will be reduced by any severance benefits payable under their severance agreements and will be paid upon the NEO’s execution of a general release of claims in favor of the Company and shall be subject to the NEO’s continued compliance with the confidentiality and proprietary rights covenant set forth in the change in control severance agreement.

Defined Terms

For purposes of the Employment Agreement and the severance agreements and the change in control severance agreements, “cause” means, generally, an executive’s gross negligence or willful misconduct in the performance of his duties, the executive’s willful and habitual neglect of or failure to perform his duties, the executive’s commission of any material act of fraud, dishonesty or financial or accounting impropriety with respect to our Company which results in a personal benefit to the executive, the executive’s failure to cooperate with us in any investigation or formal proceeding initiated by a governmental authority or otherwise approved by our Board of Directors or the Audit Committee of the Board of Directors, the executive’s conviction of or plea of guilty or nolo contender to felony criminal conduct (other than moving vehicle violations), the executive’s material violation of our confidentiality and proprietary rights agreement or any similar agreement with the Company, or the executive’s material breach of any obligation or duty under the agreement or any written employment or other written policies of our Company.

For purposes of the Employment Agreement and the severance agreements and the change in control severance agreements, “good reason” means, generally, a material diminution in the executive’s authority, duties or responsibilities, a material diminution in the executive’s base compensation or target bonus opportunity, unless such a reduction is imposed across-the-board to senior management, a material change in the geographic location at which the executive must perform his duties, or any other action that constitutes our material breach of the agreement.

For purposes of the Employment Agreement and the change in control severance agreements, “change in control” is generally defined as:

•

a merger or consolidation in which the Company is a party, or the sale of all or substantially all of the Company’s assets, in either case other than a transaction that results in our outstanding voting securities immediately before the transaction continuing to represent a majority of the voting power of the acquiring company’s outstanding voting securities; or

•	the acquisition by any person of beneficial ownership of the Company’s securities representing more than 50% of the total combined voting power of the Company.

2020 Equity Incentive Plan

We routinely grant our executive officers stock awards pursuant to our 2020 Equity Incentive Plan. In the event of a change of control, if the successor corporation refuses to assume the awards, or to substitute substantially equivalent awards, the vesting of each outstanding award shall be subject to accelerated vesting such that 100% of the awards will become vested and exercisable or payable, as applicable.

XPERI - Proxy Statement	57

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee of the Board of Directors (the “Compensation Committee”) has furnished this report on executive compensation.

This report, filed in accordance with Item 407(e)(5) of Regulation S-K, should be read in conjunction with the other information relating to executive compensation which is contained elsewhere in this proxy statement and is not repeated here.

In this context, the Compensation Committee hereby reports as follows:

1. The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section contained herein with management.

2. Based on the review and discussions referred to in paragraph (1) above, the Compensation Committee recommended to our Board of Directors, and our Board of Directors has approved, that the Compensation Discussion and Analysis be included in this proxy statement on Schedule 14A for filing with the SEC.

March 23, 2021

COMPENSATION COMMITTEE

CHRISTOPHER SEAMS, CHAIR

DAVID HABIGER

DANIEL MOLONEY

58	XPERI - Proxy Statement

COMPENSATION OF NAMED EXECUTIVE OFFICERS

2020 Summary Compensation of NEOs

Summary Compensation Table

The table below sets forth, for the fiscal years ended December 31, 2020, 2019 and 2018, the salary and bonus earned by and other compensation paid to our NEOs.  The reported compensation includes compensation earned pursuant to compensation programs adopted by Xperi Corporation (for Messrs. Kirchner, Andersen and Skaaden) and TiVo Corporation (for Messrs. Armaly and Milne) prior to June 1, 2020 and compensation earned under compensation programs adopted by the Company from June 1, 2020 to December 31, 2020 for all NEOs.

Name and Principal Position (1)	Year	Salary ($)(2)	Bonus ($)(3)	Stock Awards ($)(4)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)(5)	All Other Compensation ($)(6)	Total($)

Jon Kirchner	2020	629,167	—	7,306,046	—	1,005,000	63,256	9,003,469
Chief Executive Officer	2019	600,000	—	2,729,764	—	334,231	11,720	3,675,715
	2018	600,000	5,049,366	2,729,764	—	655,800	11,720	9,046,650
Robert Andersen	2020	392,509	—	2,313,050	—	368,385	43,257	3,117,201
Chief Financial Officer	2019	377,512	—	1,444,428	—	158,766	11,717	1,992,423
	2018	362,668	—	887,960	—	299,202	11,306	1,561,136
Samir Armaly	2020	506,250	—	9,453,282	—	1,006,500	19,666	10,985,698
President, IP Licensing
Matt Milne	2020	444,960	—	1,982,615	—	1,201,755	9,893	3,639,223
Chief Revenue Officer	2019	444,960	750,000	1,005,023	—	275,241	15,515	2,490,739
	2018	444,960	—	668,865	—	291,495	16,778	1,422,098
Geir Skaaden	2020	392,509	—	2,313,050	—	301,350	39,228	3,046,137
Chief Products and Services Officer	2019	376,680	—	902,796	—	157,397	11,715	1,448,588
	2018	354,168	1,275,576	887,960	—	247,057	11,680	2,776,441

(1)

All the NEOs were appointed executive officers of the Company effective June 1, 2020, the effective date of the Merger.  Prior to the Merger, Messrs. Kirchner, Andersen and Skaaden were executive officers of Xperi Corporation and Mr. Milne was an executive officer of TiVo Corporation.

(2)

Includes amounts deferred under the Company’s 401(k) Plan, the Xperi Corporation 401(k) Plan or the TiVo Corporation 401(k) Plan as applicable, each a qualified deferred compensation plan under section 401(k) of the Internal Revenue Code.

(3)

The amount of the 2020 annual cash incentive compensation payable based on attainment of the corporate performance goals is reported in the "Non-Equity Incentive Compensation" column.  For 2018, the amounts reflected in this column represent the retention bonuses paid to Messrs. Kirchner and Skaaden under the DTS, Inc. 2016 Executive Retention Bonus Plan.  For 2019, the amount reflected in the column represents the retention bonus paid to Mr. Milne under TiVo Corporation’s Executive Retention Bonus Plan.

(4)

The dollar amount reported in the Stock Awards column is equal to the aggregate grant-date fair value of the service-based and performance-based restricted stock unit awards made during each reported fiscal year, calculated in accordance with FASB ASC Topic 718, without taking into account any estimated forfeitures related to service-vesting conditions. The assumptions used in the calculation of the FASB ASC Topic 718 grant-date fair value of each such award are set forth in Note 14 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2020. For service-based restricted stock unit awards, the grant date fair value was determined using the closing share price of the Company’s common stock on the date of grant. The grant date fair value of performance-based restricted stock unit awards that vest based on Company stock price appreciation was estimated utilizing the Monte Carlo valuation model, using the fair value of the Company’s common stock with the effect of market conditions on the date of grant, and assumes the performance goals will be attained. The grant-date fair values of the 2020 performance-based restricted stock unit awards assuming maximum attainment of the performance goals are as follow:

Grant Date Fair Value at Maximum Attainment ($)
Jon Kirchner	10,554,801
Robert Andersen	2,438,705
Samir Armaly	13,656,853
Matt Milne	2,090,336
Geir Skaaden	2,438,705

The grant-date fair value for the portion of the performance-based RSUs granted to Mr. Kirchner in 2017 was determined using the closing share price of the Company’s common stock on the date of grant.

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(5)

Represents the annual cash incentive compensation, which is based on the level of attainment of corporate performance goals payable under the MBO Plan (with respect to NEOs other than Mr. Milne) and under the Sales Incentive Compensation Plan for Mr. Milne.

(6)	For each of the NEOs, the amounts in the “All Other Compensation” column for fiscal year 2020 consist of the following payments and benefits paid by the Company to or on behalf of the NEOs.

Name	401(k) Employer Match ($)	Life Insurance Premiums ($)	Vacation Balance Payout ($)	Car Allowance ($)	Taxable Prizes ($)	Total ($)
Jon Kirchner	11,000	720	51,536	-	-	63,256
Robert Andersen	11,000	720	31,537	-	-	43,257
Samir Armaly	8,550	869	-	9,600	646	19,665
Matt Milne	8,550	815	-	-	529	9,894
Geir Skaaden	11,000	720	27,508	-	-	39,228

Grants of Plan-Based Awards

The table below sets forth information concerning grants of plan-based awards in 2020 to our NEOs.

Name	Grant Date	Approval Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number	All Other Option Awards: Number	Exercise or Base Price of Option	Grant Date Fair Value of
			Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)	of Shares of Stock or Units (#) (3)	of Securities Underlying Options (#)	Awards ($)	Stock and Option Awards ($) (4)
Jon Kirchner	7/28/20	7/28/20	—	—	—	—	265,196	530,392	113,656	—	—	7,306,046
	7/28/20	7/28/20	—	670,000	1,340,000	—	—	—	—	—	—	—
	3/1/17	1/25/17	—	—	—	—	8,750	—	—	—	—	312,804
	6/1/17	4/28/17	—	—	—	—	77,718	—	—	—	—	2,416,960
Robert Andersen	7/28/20	7/28/20	—	—	—	—	61,274	122,548	61,275	—	—	2,313,050
	7/28/20	7/28/20	—	307,500	615,000	—	—	—	—	—	—	—
Samir Armaly	7/28/20	7/28/20	—	—	—	—	343,137	686,274	147,059	—	—	9,453,282
	7/28/20	7/28/20	—	550,000	1,100,000	—	—	—	—	—	—	—
Matt Milne	7/28/20	7/28/20	—	—	—	—	52,521	105,042	52,521	—	—	1,982,615
	7/28/20	7/28/20	—	333,750	—	—	—	—	—	—	—	—
Geir Skaaden	7/28/20	7/28/20	—	—	—	—	61,274	122,548	61,275	—	—	2,313,050
	7/28/20	7/28/20	—	307,500	615,000	—	—	—	—	—	—	—

(1)

These awards were granted under the Company’s MBO Plan for NEOs other than Mr. Milne whose award was granted under the Company’s Sales Incentive Compensation Plan. There are no threshold amounts for any NEO and there is no maximum amount for Mr. Milne. See further details in the “Executive Compensation Components – Annual Performance-Based Cash Incentive Bonuses - 2020 Annual Cash Incentive Bonuses” section of the Compensation Discussion and Analysis section above.

(2)

For 2020, represents performance-based restricted stock unit awards that vest based on Company stock price appreciation. The performance-based RSUs are subject to acceleration of vesting pursuant to agreements entered into with the NEOs as described in the “Employment Contracts, Termination of Employment Arrangements and Change of Control Arrangements” section of the Compensation Discussion and Analysis section above.  For Kirchner’s 2017 awards, represents the portion of the performance-based RSUs granted to Mr. Kirchner in 2017 that was eligible to be earned based on 2020 performance. In connection with the Merger, the awards were deemed earned at target and converted into time-based restricted stock units, with such target number of restricted stock units becoming scheduled to vest on December 31, 2020, subject to Mr. Kirchner’s continued service through such vesting date as described in the “Executive Compensation Components – Long-Term Compensation – Kirchner 2017 Performance Awards Grants” section of the Compensation Discussion and Analysis section above.

(3)

Reflects time-based restricted stock unit awards that vest as follows: 25% of the shares subject to the equity awards will vest annually following the grant date of the award, to the extent the NEO continues in service as an employee, consultant or director of the Company on the vesting dates. The restricted stock unit awards are subject to acceleration of vesting pursuant to agreements entered into with the NEOs as described and referenced under “Employment Contracts, Termination of Employment Arrangements and Change of Control Arrangements" section of the Compensation Discussion and Analysis section.

(4)

The amounts reflected in this column represent the grant date fair value for the stock awards reflected in the table above, measured in accordance with ASC 718, excluding the effect of estimated forfeitures, and do not reflect whether the recipient has actually realized a financial benefit from these awards. For the methodology of how the grant date fair value is calculated for the stock and option awards, please see Note 14 of the Notes to Consolidated Financial Statements included in our Annual Report on Form 10-K for the year ended December 31, 2020, filed with the SEC on February 26, 2021.  For time-based restricted stock unit awards, the grant date fair value was determined using the closing share price of the Company’s common stock on the date of grant. The grant date fair value of performance-based restricted stock unit awards

60	XPERI - Proxy Statement

that vest based on Company stock price appreciation was estimated utilizing the Monte Carlo valuation model, using the fair value of the Company’s common stock with the effect of market conditions, and assumes the performance goals will be attained. The grant date fair value for the portion of the performance-based RSUs granted to Mr. Kirchner in 2017 was determined using the closing share price of the Company’s common stock on the date of grant.

Outstanding Equity Awards at Fiscal Year-End

The table below sets forth information concerning the number and value of unexercised stock options and unvested stock awards held by the NEOs at December 31, 2020:

Name	Grant Date	Option Awards (1)				Stock Awards
		Number of Securities Underlying Unexercised Options Exercisable (#)	Number of Securities Underlying Unexercised Options Unexercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#) (2)	Market Value of Shares or Units of Stock That Have Not Vested ($) (3)	Equity Incentive Plan Awards: Number of Unearned Shares or Units or Other Rights That Have Not Vested (#)(4)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($) (3)
Jon	2/16/11	57,773	—	$43.77	2/16/21	—	—	—	—
Kirchner(5)	2/14/13	39,716	—	$19.34	2/14/23	—	—	—	—
	3/13/14	31,518	—	$19.24	3/13/24	—	—	—	—
	3/1/17	—	—	—	—	3,750	78,375	—	—
	6/1/17	—	—	—	—	33,307	696,116	—	—
	7/28/20	—	—	—	—	133,656	2,375,410	265,196	5,542,596
Robert	1/2/14	39,000	—	$19.73	1/1/24	—	—	—	—
Andersen	3/1/17	—	—	—	—	7,500	156,750	—	—
	4/27/18	—	—	—	—	20,000	418,000	—	—
	3/1/19	—	—	—	—	47,662	996,136	—	—
	7/28/20	—	—	—	—	61,275	1,280,648	61,274	1,280,627
Samir	3/1/14	8,417	—	$54.60	3/1/21	—	—	—	—
Armaly	3/1/15	22,750	—	$54.69	3/1/22	—	—	—	—
	3/1/16	11,220	—	$51.52	3/1/23	—	—	—	—
	7/28/20	—	—	—	—	147,059	3,073,533	343,137	7,171,563
Matt	3/1/14	6,370	—	$54.60	3/1/21	—	—	—	—
Milne	3/1/17	—	—	—	—	2,275	47,548	—	—
	7/1/17	—	—	—	—	2,730	57,057	—	—
	7/1/18	—	—	—	—	6,342	132,548	—	—
	7/1/19	—	—	—	—	23,151	483,856	—	—
	7/28/20	—	—	—	—	52,521	1,097,689	52,521	1,097,689
Geir	2/16/11	4,850	—	$43.77	2/16/21	—	—	—	—
Skaaden(5)	2/13/13	3,142	—	$18.65	2/13/23	—	—	—	—
	3/13/14	8,917	—	$19.24	3/13/24	—	—	—	—
	3/1/17	—	—	—	—	5,000	104,500	—	—
	4/27/18	—	—	—	—	20,000	418,000	—	—
	3/1/19	—	—	—	—	29,790	622,611	—	—
	7/28/20	—	—	—	—	61,275	1,280,648	61,274	1,280,627

(1)

Stock option awards have a ten-year term from the grant date for Messrs. Kirchner, Andersen and Skaaden and a seven-year term from the grant date for Messrs. Armaly and Milne. All stock option awards vest as follows: 1/4th of the shares subject to the equity awards will vest annually following the grant date, to the extent the NEO is employed with or retained as a consultant by the Company on the vesting dates. All stock option awards are subject to acceleration of vesting pursuant to agreements entered into with the respective NEO as described and referenced under “Employment Contracts, Termination of Employment Arrangements and Change of Control Arrangements” section of the Compensation Discussion and Analysis section above.  Equity awards listed for Messrs. Kirchner, Andersen and Skaaden for periods prior to June 1, 2020 were granted by Xperi Corporation, and equity awards listed for Messrs. Armaly and Milne were granted by TiVo Corporation, all of which were assumed by the Company in connection with the Merger.

(2)

The RSU awards (other than the RSU awards granted on April 27, 2018) vest as follows: 25% of the shares subject to the equity awards will vest annually following the grant date, to the extent the  NEO continues in service as an employee, consultant or director of the Company on the vesting dates. For RSU awards granted on April 27, 2018, 25% of the shares vest on the first anniversary of the grant date, then on each of March 1, 2020-2022 thereafter. All time-based restricted stock are subject to acceleration of vesting pursuant to agreements entered into with the respective NEO as described and referenced under “Employment Contracts, Termination of Employment Arrangements and Change of Control Arrangements” section of the Compensation Discussion and Analysis section above.  Equity awards listed for Messrs. Kirchner, Andersen and Skaaden for periods prior to June 1, 2020 were granted by Xperi Corporation, and equity awards listed for Messrs. Armaly and Milne were granted by TiVo Corporation, all of which were assumed by the Company in connection with the Merger.

XPERI - Proxy Statement	61

(3)

This value is based on the December 31, 2020 closing price of our common stock of $20.90 as reported by the NASDAQ Global Select Market and for the performance-based RSUs granted to the NEOs, at 100% of target.

(4)

Represents performance-based RSUs granted to the NEOs. The goals and objectives set by the Compensation Committee for the release of these RSUs are described in the “Equity Incentive Awards” section of the Compensation Discussion and Analysis section above. The performance-based RSUs are subject to acceleration of vesting pursuant to agreements entered into with the NEOs as described in the “Employment Contracts, Termination of Employment Arrangements and Change of Control Arrangements” section of the Compensation Discussion and Analysis section above.

Option Exercises and Stock Vested

The table below sets forth information concerning the number of shares acquired on exercise of option awards and vesting of stock awards in 2020 and the value realized upon vesting by such officers.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($) (1)
Jon Kirchner	—	—	187,435	3,414,559
Robert Andersen	—	—	36,888	638,863
Samir Armaly	—	—	2,313	38,473
Matt Milne	—	—	30,523	448,285
Geir Skaaden	—	—	28,412	484,062

(1)	Amounts realized from the vesting of stock awards are calculated by multiplying the number of shares that vested by the fair market value of a share of our common stock on the vesting date.

PENSION BENEFITS

We do not offer any plans that provide for specified retirement payments and benefits other than a tax-qualified 401(k) plan generally available to all employees.

NONQUALIFIED DEFERRED COMPENSATION

We do not offer nonqualified deferred compensation.

62	XPERI - Proxy Statement

POTENTIAL PAYMENTS UPON CHANGE IN CONTROL TERMINATION

The following table summarizes potential change in control and severance payments benefits to be received by each NEO in the event of (1) a termination of employment as a result of the NEO’s resignation for good reason or termination of employment by us other than for cause, and (2) such a termination within 60 days prior or 18 months following a change in control of the Company. The table assumes that the termination and change in control, if applicable, occurred on December 31, 2020. For purposes of estimating the value of amounts of equity compensation to be received in the event of a termination of employment or change in control, we have assumed a price per share of our common stock of $20.90, which represents the closing market price of our common stock as reported by the Nasdaq Global Select Market on December 31, 2020, the last trading day of 2020. The following table reflects the payments and benefits that would have arisen under the Employment Agreement and the severance and change in control severance agreements in effect with the NEOs on December 31, 2020.

Name	Benefit Type	Payment in the Case of a Resignation for Good Reason or a Termination Other Than for Cause ($)		Payment in the Case of a Resignation for Good Reason or a Termination Other Than for Cause, if Within 60 Days Prior or 18 Months Following a Change in Control ($)
Jon Kirchner	Cash Payments	2,680,000	(1)	2,680,000	(1)
	Value of Stock Award Acceleration	1,368,344	(2)	8,692,498	(3)
	Value of Health Benefits	72,587	(4)	72,587	(4)
Robert Andersen	Cash Payments	717,500	(5)	717,500	(5)
	Value of Stock Award Acceleration	—		4,132,160	(3)
	Value of Health Benefits	35,482	(6)	35,482	(6)
Samir Armaly	Cash Payments	1,100,000	(5)	1,100,000	(5)
	Value of Stock Award Acceleration	—		10,245,096	(3)
	Value of Health Benefits	34,802	(6)	34,802	(6)
Matt Milne	Cash Payments	778,710	(5)	778,710	(5)
	Value of Stock Award Acceleration	—		2,916,386	(3)
	Value of Health Benefits	37,780	(6)	37,780	(6)
Geir Skaaden	Cash Payments	717,500	(5)	717,500	(5)
	Value of Stock Award Acceleration	—		3,706,385	(3)
	Value of Health Benefits	38,574	(6)	38,574	(6)

(1)

Cash payment is payable in a lump sum amount equal to 200% multiplied by the sum of (A) the NEO’s base salary at the time of termination, plus (B) the NEO’s target annual bonus for the calendar year provided that in the event termination occurs more than 60 days prior to the Change in Control or more than 18 months following a Change in Control, such bonus shall be prorated for the portion of the calendar year that has elapsed prior to the date of termination. Because the termination is deemed to occur on December 31, 2020, the full target bonus is reflected in the table and no proration has been applied.

(2)

Represents the value of those stock awards that would vest over the 12-month period following December 31, 2020 and stock awards with performance-based vesting scheduled to be measured with respect to the fiscal year ending December 31, 2020 being deemed satisfied at target based on the difference between the exercise or purchase price, if any, and $20.90, which was the closing price of our common stock as reported by the Nasdaq Global Select Market on December 31, 2020.

(3)

Represents the value of all stock awards and all stock awards with performance-based vesting being deemed satisfied at target that would vest upon such termination based on the difference between the exercise or purchase price, if any, and $20.90, which was the closing price of our common stock as reported by the Nasdaq Global Select Market on December 31, 2020. For purposes of the table above, the value of the

XPERI - Proxy Statement	63

performance-based equity awards is presumed to be at target and not at maximum.
(4)	Represents the estimated cost of 24 months of continued health coverage.
(5)

Cash payment is payable in a lump sum equal to 100% of the sum of (A) the NEO’s base salary plus (B) the NEO’s target annual bonus for the calendar year provided that in the event termination occurs more than 60 days prior to the Change in Control or more than 18 months following a Change in Control, such bonus shall be prorated for the portion of the calendar year that has elapsed prior to the date of  termination. Because the termination is deemed to occur on December 31, 2020, the full target bonus is reflected in the table and no proration has been applied.

(6)	Represents the estimated cost of 12 months of continued health coverage.

CEO PAY RATIO DISCLOSURE

Rules adopted under the Dodd-Frank Wall Street Reform and Consumer Protection Act (as subsequently defined by the SEC under Item 402(c)(2)(x) of Regulation S-K) require us to disclose the ratio of our CEO’s annual total compensation to the annual total compensation of the “median compensated” employee of all our employees other than our CEO. This pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll records and the methodology described below. Because SEC rules for identifying the median of the annual total compensation of all employees allow companies to adopt a variety of methodologies, apply certain exclusions, and make reasonable estimates and assumptions, the pay ratio reported by other companies may not be comparable to our pay ratio, as other companies have different employee populations and compensation practices and may have used different methodologies, exclusions, estimates and assumptions in calculating their pay ratios.

On June 1, 2020, we completed the merger with TiVo, which became our wholly owned subsidiary. As permitted by Item 402(u) of Regulation S-K, we excluded approximately 1,181 employees of TiVo from our employee population for purpose of identifying the median employee. Accordingly, we used the same median employee that was identified in 2018, because other than the employees of TiVo which are excluded from our employee population as discussed above, there has been no change in our employee population or employee compensation arrangements that we believe would significantly impact our pay ratio disclosure.

To identify our median employee from our employee population in 2018, we compared the base pay and annual incentive awards of our employees as reflected in our records for 2018. This compensation measure was consistently applied to all our employees included in the calculation. For simplicity, we calculated annual base pay using a reasonable estimate of the hours worked during 2018 for hourly employees and actual salary paid for our remaining employees. We also annualized the compensation of any permanent employees who were hired during 2018 and were working for us on December 1, 2018. Base pay and annual incentive amounts for our employees outside the U.S. were converted to U.S. dollars using the average currency exchange rates for the year in each country. We determined that, as of December 1, 2018 our employee population consisted of approximately 700 individuals, with 393 employees in the United States and 319 employees outside the United States. In determining our employee population, we excluded our employees in Australia (3 employees), France (2 employees), Germany (4 employees), Japan (11 employees), Mexico (2 employees), and Singapore (8 employees) (a total of 30 individuals) pursuant to the de minimis exemption provided under SEC rules.

The fiscal 2020 annual total compensation for the median employee was calculated at $161,181, and the annual total compensation of our CEO, Jon Kirchner, was $9,003,469. Therefore, the ratio of annual total compensation of our Chief Executive Officer to our median employee for fiscal 2020 was 56 to 1.

64	XPERI - Proxy Statement

Proposal 2—Advisory Vote to Approve Executive Compensation

This proxy statement includes extensive disclosure regarding the compensation of our named executive officers under the headings “Compensation Discussion and Analysis” and “Compensation of Executive Officers.” Section 14A of the Exchange Act, as enacted as part of the Dodd-Frank Wall Street Reform and Consumer Protection Act in July 2010, requires us to submit to our stockholders a nonbinding advisory resolution to approve the compensation of the named executive officers disclosed in this proxy statement, commonly referred to as a say-on-pay vote. When determining how often to hold a stockholder advisory vote to approve executive compensation, the Board of Directors took into account the strong preference for an annual vote expressed by stockholders of Xperi Corporation at the 2017 Annual Meeting. Accordingly, the Board of Directors determined that we will hold an annual advisory stockholder vote to approve the compensation of our named executive officers until the next say-on-pay frequency vote.

VOTING AND BOARD OF DIRECTORS’ RECOMMENDATION

The Board of Directors has approved the submission of the following resolution to the Company’s stockholders for approval at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed in the 2021 Proxy Statement pursuant to Item 402 of Regulation S-K, including the disclosure under the headings ‘Compensation Discussion and Analysis’ and ‘Compensation of Executive Officers,’ is hereby approved.”

As described more fully in the “Compensation Discussion and Analysis” section of this proxy statement, the Company’s executive compensation program is designed to attract, motivate and retain talented executives that will drive the Company’s financial, operational and strategic objectives while creating long-term stockholder value. The compensation program is designed to achieve these objectives through a combination of the following types of compensation: base salary, annual cash incentive bonus awards, long-term equity incentive awards and time- based equity awards. Base salary is intended to provide a baseline level of compensation for our named executive officers. The remaining types of compensation, which in the aggregate represent the majority of our named executive officers’ target total compensation opportunities, tie compensation directly to the achievement of corporate and individual objectives, increases in our stock price, or both.

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal is required to approve the compensation of the named executive officers as disclosed in this proxy statement.

The stockholder vote to approve executive compensation is an advisory vote only, and it is not binding on the Company, the Board of Directors, or the Compensation Committee. Although the vote is non-binding, the Compensation Committee and Board of Directors value the opinions of the stockholders and will consider the outcome of the vote when making future compensation decisions for our named executive officers.

The Board of Directors recommends a vote “FOR” approval of the foregoing resolution.

XPERI - Proxy Statement	65

Proposal 3—Ratification of Independent Registered Public Accounting Firm

The Audit Committee has appointed PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2021. Representatives of PricewaterhouseCoopers LLP will attend the Annual Meeting of Stockholders and will have an opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions.

FEES FOR PROFESSIONAL AUDIT SERVICES

The following is a summary of fees billed by PricewaterhouseCoopers LLP for the years ended December 31, 2020 and 2019:

	Fiscal Year 2020		Fiscal Year 2019
Audit Fees(1)	$5,613,500		$1,925,000
Audit-Related Fees(2)	1,826,000	(6)	—
Tax Fees(3)	2,366,000	(6)	—
All Other Fees(4)	155,000		222,000
Total Fees(5)	$9,960,500		$2,147,000

(1)

Represents the aggregate fees billed for the audit of the Company’s financial statements, review of the financial statements included in the Company’s quarterly reports and services in connection with the statutory and regulatory filings or engagements for those years.

(2)

Represents the aggregate fees billed for assurance and related services that are reasonably related to the performance of the audit or review of the Company’s financial statements and are not reported under “audit fees.”

(3)	Represents the aggregate fees billed for tax compliance, advice and planning.
(4)	Represents the aggregate fees billed for all products and services provided that are not included under “audit fees,” “audit-related fees” or “tax fees.”
(5)	Fees billed in fiscal year 2019 and in the pre-merger period in fiscal 2020 represent services for Xperi Corporation.
(6)	Consists primarily of merger related costs as well as services in connection with planned separation of the Product and IP Licensing businesses.

AUDIT COMMITTEE PRE-APPROVAL POLICIES

Before an independent registered public accounting firm is engaged by the Company or its subsidiaries to render audit or non-audit services, the Audit Committee shall pre-approve the engagement. Audit Committee pre-approval of audit and non-audit services will not be required if the engagement for the services is entered into pursuant to pre-approval policies and procedures established by the Audit Committee regarding the Company’s engagement of the independent registered public accounting firm, provided the policies and procedures are detailed as to the particular service, the Audit Committee is informed of each service provided and such policies and procedures do not include delegation of the Audit Committee’s responsibilities under the Exchange Act to the Company’s management. The Audit Committee may delegate to one or more designated members of the Audit Committee the authority to grant pre-approvals, provided such approvals are presented to the Audit Committee at a subsequent meeting. If the Audit Committee elects to establish pre-approval policies and procedures regarding non-audit services, the Audit Committee must be informed of each non-audit service provided by the independent registered public accounting firm. Audit Committee pre-approval of non-audit services (other than review and attest services) also will not be

66	XPERI - Proxy Statement

required if such services fall within available exceptions established by the SEC. All non-audit services provided by PricewaterhouseCoopers LLP during the years 2020 and 2019 were pre-approved by the Audit Committee (or by the audit committee of Xperi Corporation for fiscal year 2019 and the pre-merger period in 2020) in accordance with the pre-approval policy described above.

VOTING AND BOARD OF DIRECTORS’ RECOMMENDATION

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal is required to ratify the appointment of PricewaterhouseCoopers LLP.

The Board of Directors recommends that the stockholders vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its year ending December 31, 2021.

XPERI - Proxy Statement	67

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors (the “Audit Committee”) has furnished this report concerning the independent audit of the Company’s financial statements. Each member of the Audit Committee meets the enhanced independence standards established by the Sarbanes-Oxley Act of 2002 and rulemaking of the Securities and Exchange Commission (the “SEC”) and the Nasdaq Stock Market regulations. A copy of the Audit Committee Charter is available on the Company’s website at http://www.xperi.com.

The Audit Committee’s responsibilities include assisting the Board of Directors regarding the oversight of the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements, the independent registered public accounting firm’ qualifications and independence, and the performance of the Company’s internal audit function and the independent registered public accounting firm.

In fulfilling its oversight responsibilities, the Audit Committee reviewed and discussed the Company’s financial statements for the year ended December 31, 2020 with the Company’s management and PricewaterhouseCoopers LLP, the Company’s independent registered public accounting firm. In addition, the Audit Committee has discussed with PricewaterhouseCoopers LLP, with and without management present, their evaluation of the Company’s internal accounting controls and overall quality of the Company’s financial reporting. The Audit Committee also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by Auditing Standard No. 1301, as amended (Communication with Audit Committees), as modified or supplemented. The Audit Committee also received the written disclosures and the letter from PricewaterhouseCoopers LLP required by the Public Company Accounting Oversight Board Rule 3526 (Communication with Audit Committees Concerning Independence) and the Audit Committee discussed with PricewaterhouseCoopers LLP the independence of PricewaterhouseCoopers LLP from the Company and the Company’s management.

Based on the Audit Committee’s review and discussions noted above, the Audit Committee recommended to the Board of Directors, and the Board of Directors approved, that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2020 for filing with the Securities and Exchange Commission.

The Audit Committee and the Board of Directors also have recommended, subject to stockholder approval, the selection of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2021.

February 17, 2021

AUDIT COMMITTEE

LAURA DURR, CHAIR

DANIEL MOLONEY

  CHRISTOPHER SEAMS

68	XPERI - Proxy Statement

Certain Relationships and Related Transactions

Since January 1, 2020, there has not been, nor is there currently planned, any transaction or series of similar transactions to which we were or are a party in which the amount involved exceeds $120,000 and in which any director, nominee for director, executive officer or holder of more than 5% of our capital stock or any member of their immediate families had or will have a direct or indirect material interest other than the compensatory transactions described above and the agreements and transactions described below.

Indemnification Agreements

We have entered into indemnification agreements with each of our directors and officers. As permitted by the Delaware General Corporation Law, we have adopted provisions in our restated certificate of incorporation that limit or eliminate the personal liability of our directors to us for monetary damages for a breach of their fiduciary duty as a director, except for liability for:

•	any breach of the director’s duty of loyalty to us or our stockholders;
•	any act or omission not in good faith or that involves intentional misconduct or a knowing violation of law;
•	any unlawful payments related to dividends or unlawful stock repurchases, redemptions or other distributions; or
•	any transaction from which the director derived an improper personal benefit.

Pursuant to our restated certificate of incorporation and bylaws, we are obligated, to the maximum extent permitted by Delaware law, to indemnify each of our directors and officers against expenses (including attorneys’ fees), judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding, arising by reason of the fact that such person is or was an agent of the corporation. A “director” or “officer” includes any person who is or was a director or officer of us, is or was serving at our request as a director or officer of another enterprise or was a director or officer of a corporation which was a predecessor corporation of us or of another enterprise at the request of the predecessor corporation. Pursuant to our restated certificate of incorporation and bylaws, we also have the power to indemnify our employees to the extent permitted under Delaware law. Our restated certificate of incorporation and bylaws provide that our Board of Directors may authorize the advancement of expenses for the defense of any action for which indemnification is required or permitted. Our restated certificate of incorporation and bylaws permit us to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of us or, at our request, served in such a capacity for another enterprise.

We have entered into indemnification agreements with each of our directors and officers that are, in some cases, broader than the specific indemnification provisions permitted by Delaware law, and that may provide additional procedural protection. The indemnification agreements require us, among other things, to:

•	indemnify officers and directors against certain liabilities that may arise because of their status as officers or directors; and
•	advance expenses, as incurred, to officers and directors in connection with a legal proceeding, subject to limited exceptions.

At present, there is no pending litigation or proceeding involving any of our directors, officers or employees in which indemnification is sought, nor are we aware of any threatened litigation or proceeding that may result in claims for indemnification.

XPERI - Proxy Statement	69

PROCEDURES FOR APPROVAL OF RELATED PERSON TRANSACTIONS

As provided by the Company’s written Audit Committee Charter, the Audit Committee must review all related party transactions on an ongoing basis, and approve any related party transaction. The Company’s written Code of Business Conduct and Ethics Policy requires that all directors, officers and employees make appropriate disclosure of any situation that could give rise to a conflict of interest to the Company’s Chief Legal Officer.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

During the year ended December 31, 2020, Messrs. Seams, Habiger and Moloney served as members of the Compensation Committee.  All three members were appointed to the Compensation Committee in June 2020 following the merger between Xperi Corporation and TiVo.  None of such Compensation Committee members has ever been an officer or employee of the Company or any of its subsidiaries during their appointment on the Compensation Committee. In addition, during the year ended December 31, 2020, none of our executive officers served as a member of the Board of Directors or Compensation Committee of an entity that has one or more executive officers serving as members of our Board of Directors or our Compensation Committee.

70	XPERI - Proxy Statement

Stockholder Proposals for the 2022 Annual Meeting of Stockholders

Any stockholder who meets the requirements of the proxy rules under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), may submit to the Board of Directors proposals to be presented at the 2022 Annual Meeting of Stockholders. Such proposals must comply with the requirements of Rule 14a-8 under the Exchange Act and be submitted in writing by notice delivered or mailed by first-class United States mail, postage prepaid, to our Secretary and received at our principal executive offices at the address set forth above no later than December 1, 2021 in order to be considered for inclusion in the proxy materials to be disseminated by the Board of Directors for such annual meeting.

Our Amended and Restated Bylaws, as amended to date, also provide for separate advance notice requirements to recommend a person for nomination as a director or to propose business to be considered by stockholders at a meeting. To be considered timely under these provisions, the stockholder’s notice must be received by our Secretary at our principal executive offices at the address set forth above not less than ninety (90) days nor more than one hundred twenty (120) days prior to the one-year anniversary of the preceding year’s annual meeting; provided, however, that if the date of the annual meeting is more than thirty (30) days before or more than sixty (60) days after such anniversary date, notice by the stockholder to be timely must be so delivered, or mailed and received, not later than the 90th day prior to such annual meeting or, if later, the tenth day following the day on which public disclosure of the date of such annual meeting was first made. Our Amended and Restated Bylaws also specify requirements as to the form and content of a stockholder’s notice.

The chairman of the meeting may refuse to acknowledge the introduction of any stockholder proposal if it is not made in compliance with the applicable notice provisions.

Other Matters

We are not aware of any matters that may come before the meeting other than those referred to in the Notice of Annual Meeting of Stockholders. If any other matter shall properly come before the Annual Meeting, however, the persons named in the accompanying proxy intend to vote all proxies in accordance with their best judgment.

Accompanying this proxy statement is our Annual Report on Form 10-K for the year ended December 31, 2020. Copies of our Annual Report on Form 10-K for the year ended December 31, 2020, as filed with the SEC, are available free of charge on our website at www.xperi.com or you can request a copy free of charge by calling Investor Relations at 408-321-6000 or sending an e-mail request to investor@xperi.com. Please include your contact information with the request.

By Order of the Board of Directors

XPERI HOLDING CORPORATION

Sincerely,

PAUL E. DAVIS

Secretary

San Jose, California

March 31, 2021

XPERI - Proxy Statement	71

XPERI dts h Radio IMAX ENHANCED TiVo invensas TESSERA 1 1 12345678 12345678 12345678 12345678 12345678 12345678 12345678 12345678 NAME THE COMPANY NAME INC. - COMMON 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS A 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS B 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS C 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS D 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS E 123,456,789,012.12345 THE COMPANY NAME INC. - CLASS F 123,456,789,012.12345 THE COMPANY NAME INC. - 401 K 123,456,789,012.12345 → x 02 0000000000 JOB # 1 OF 2 1 OF 2 PAGE SHARES CUSIP # SEQUENCE # THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date CONTROL # SHARES 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0 0000497023_1 R1.0.0.171 XPERI HOLDING CORPORATION 3025 ORCHARD PARKWAY SAN JOSE, CA 95134-2017 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 Investor Address Line 1 Investor Address Line 2 Investor Address Line 3 Investor Address Line 4 Investor Address Line 5 John Sample 1234 ANYWHERE STREET ANY CITY, ON A1A 1A1 VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 05/13/2021. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. During The Meeting - Go to www.virtualshareholdermeeting.com/XPER2021 You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 05/13/2021. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following: 1. Election of Directors Nominees For Against Abstain 1a. Darcy Antonellis 1b. Laura J. Durr 1c. David C. Habiger 1d. Jon Kirchner 1e. Daniel Moloney 1f. Raghavendra Rau 1g. Christopher A. Seams The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2. To hold an advisory vote to approve the compensation of the Company's named executive officers; and For Against Abstain 3. To ratify the appointment of PricewaterhouseCoopers LLP as the independent registered public accounting firm of the Company for its year ending December 31, 2021. NOTE: Such other business as may properly come before the meeting or any adjournment thereof. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. 0000497023_2 R1.0.0.171

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement and Annual Report on Form 10K are available at www.proxyvote.com XPERI HOLDING CORPORATION Annual Meeting of Shareholders May 14, 2021 9:00 AM This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Jon Kirchner and Robert Andersen, or either of them, as proxies, each with the power to appoint his substitute, and hereby authorize(s) them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of (Common/Preferred) stock of XPERI HOLDING CORPORATION that the shareholder(s) is/are entitled to vote at the Annual Meeting of Shareholders to be held at 9:00 AM, PDT on May 14, 2021, virtually at www.virtualshareholdermeeting.com/XPER2021, and any adjournment or postponement thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side